Execution Version

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ADVANCING TERM CREDIT AGREEMENT
BETWEEN
WESTSIDE ENERGY PRODUCTION COMPANY, LP,
a Texas limited partnership
and
WESTSIDE ENERGY OPERATING COMPANY, LP,
a Texas limited partnership
As Borrowers
WESTSIDE ENERGY CORPORATION,
a Nevada corporation

As a Guarantor

AND
GASROCK CAPITAL LLC,
a Delaware limited liability company

As Lender

Dated Effective as of March 17, 2006

ADVANCING TERM LOAN OF UP TO $45,000,000

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EXHIBITS

Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G

SCHEDULES

Schedule 2.1 Schedule 2.1(a) Schedule 2.1(b)(i) Schedule 4.1(b) Schedule 4.1(c) Schedule 4.1(g) Schedule 4.1(h) Schedule 4.1(j) Schedule 4.1(m) Schedule 4.1(o) Schedule 4.1(s) Schedule 4.1(t) Schedule 4.1(u) Schedule 4.1(v) Schedule 4. 1 (w) Schedule 7. 1 (e) Schedule 7.2(k)

Property Descriptions
Form of Note
Fomi of Property Operating Statement
Form of Request for Commitment
Form of Cost Certificate
Fowl of Overriding Royalty Interest Conveyance Form of Guaranty

List of CVR Wells and Initial Development Operations Wire Transfer Instructions
Committed Development Operations
Shareholders and Partners of Borrowers and Owners of Partners Borrowers Equity Interest Obligations
Borrowers' Pro Forma Financial Statements and Cash Flow Statement Other. Obligations and Restrictions
Litigation
Unpaid Bills
Subsidiaries
Compliance with Environmental and Other Laws Equipment Description
Purchasers of Hydrocarbons and Pipeline Parties Existing Hydrocarbon Sales Agreement

Existing Swap Agreements
Additional Reserve Report Parameters and Guidelines Existing Liens

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ADVANCING TERM CREDIT AGREEMENT

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THIS ADVANCING TERM CREDIT AGREEMENT ("Credit Agreement") is made and entered into effective as of the 17th day of March, 2006 by and among WESTSIDE ENERGY PRODUCTION COMPANY, LP, a Texas limited pal tnership f/k/a EBS Oil and Gas Partners
Production Company, L.P., and WESTSIDE ENERGY OPERATING COMPANY, LP, a Texas limited partnership f/k/a EBS Oil and Gas Partners Operating Company, L.P. (each individually "Borrower" and collectively "Borrowers"), WESTSIDE ENERGY CORPORATION, a Nevada corporation ("Parent"), as a Guarantor, and GASROCK CAPITAL LLC, a Delaware limited liability company ("Lender").

WHEREAS, Borrowers have requested that Lender make available, and Lender is willing to make available to Borrowers on the terms and conditions hereinafter set forth, a loan for the acquisition and/or refinancing of the acquisition of oil and gas properties and/or equity interests in business entities owning oil and gas properties and, where specifically noted, the development of certain oil and gas properties and the expansion of their pipelines.

NOW, THEREFORE, the parties hereto in consideration of the foregoing and the terms, covenants, provisions and conditions hereinafter set forth hereby agree as follows:

ARTICLE I

DEFINITIONS AND REFERENCES

Section 1.1 Defined Terms. As used in this Agreement, each of the following terms has the meaning given it in this Section 1.1 or in the sections and subsections referred to below:

"AAA" is defined in Section 12.1(a).

"Accounting Procedure" means the accounting procedure attached to and incorporated in any Operating Agreement.

"Administration Fee" is defined in Section 7.1(hh). "AFE" means Authorization for Expenditures.
"Affiliate(s)" means, as to any Person (as hereinafter defined), any other Person who directly or indirectly controls, is under common control with, or is controlled by such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, partnership, membership or other ownership interests, by contract or otherwise), provided that, in any event (i) any Person (other than Wellington Management Company, LLP) who owns directly or indirectly 20% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 20% or more of the partnership, membership or other ownership interests of any other Person will be deemed to control such other Person, (ii) any subsidiary of any Borrower shall be deemed to be an Affiliate of such Borrower, (iii) the partners of any Borrower and any Persons they control will be deemed Affiliates of such Borrower, and (iv) any direct or indirect stockholder or other equity owner of

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the Borrowers or the General Partner or any other partners of Borrower shall be deemed to be an Affiliate of such Borrower.

"Affiliate-Owned Barnett Interest" is defined in Section 8.6(a).

"Agreement" means this Advancing Term Credit Agreement, as the same may be amended restated, extended or otherwise modified from time to time.

"Arbitration Notice" is defined in Section 12(c).

"Borrower" and "Borrowers" have the meanings assigned to those terms in the preamble of this Agreement.

"Borrower Operating Account" means that certain bank account maintained by Borrowers with Plains Capital Bank, a Texas corporation, located at 2911 Turtle Creek Boulevard, Suite 1300, Dallas, Texas 75219, Account # 32008922.

"Borrower Sub-Account" is defined in Section 2.7(a).

"Bridge Credit Agreement" means that certain Credit Agreement dated May 20, 2005, by and among EBS Production, as borrower, and EBS Operating and EBS GP, as guarantors, and Petro Capital II, LP, as agent and a lender, et al., as amended.

"Business Day" means for all purposes, a day other than a Saturday, Sunday or legal holiday for commercial banks under the laws of the State of Texas or the laws of the United States of America and, if such day relates to the determination of the LIBOR Rate, means any such day on which dealings in U.S. dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

"Change of Control" means, with respect to any Person, an event or series of events by which the holders of the capital ownership of such Person as of the date hereof cease to own and control, directly and indirectly, at least fifty-one percent (51%) of such Person's capital ownership.

"Closing" is defined in Section 9.1.

"Closing Costs" is defined in Section 2.1(a). "Closing Date" is defined in Section 9.1.
"Collateral" means all property of any kind which, pursuant to any Loan Document, is subject to a Lien in favor of Lender or is purported or intended to be subject to such a Lien, including without limitation, the Properties, Borrowers' interests in the Hydrocarbons produced therefrom or attributable thereto, the Equipment (including Fixtures), gathering systems, Borrowers' interests in the seismic, geological and geophysical data relating thereto, Borrowers' books and records relating thereto, the pledge equity interests under the Pledge Agreement and all products and proceeds of any of the foregoing_

"Committed Development Loan" is defined in Section 2.1(b).

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"Corporate Income Taxes" means the amount of United States federal and state income or franchise taxes due and payable by Parent as the limited partner of Borrower, with respect to income of each Borrower attributable to the limited partners of Borrower and derived from the Properties and the other Collateral.

"Cost Certificate" is defined in Section 2.1(b). "CVR Loans" is defined in Section 2.1(a).
"CVR Wells" has the meaning given to the term as defined in the EBS Production PSA and listed on Schedule 2.1 attached hereto.

"Debt" means all indebtedness, liabilities and obligations, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered debt pursuant to GAAP.

"Debt Service" means the principal and interest due pursuant to the Note for any Interest Period.

"Deed of Trust" is defined in Section 6.1.

"Default Rate" means the lesser of (i) fifteen percent (15%) per annum and (ii) the Maximum Rate.

"Defensible Title" means with respect to the Properties, such title that: (A) with respect to each well or Unit located on the Leases entitles Borrowers to receive, free and clear of all royalties, overriding royalties and net profits interests (except the ORRI), or other burdens on or measured by production of Hydrocarbons, not less than the Net Revenue Interests of Borrowers reflected on Exhibit "A" for such wells or Units for the productive life of such well or Unit (subject only to the Permitted Encumbrances); and (B) with respect to each well or Unit located on the Leases obligates Borrowers to bear costs and expenses relating to the maintenance, development and operation of such well or Unit in an amount not greater than the Working Interests reflected on Exhibit "A" for the productive life of such well or Unit (subject only to the Permitted Encumbrances); free and clear of any Lien, other than the Permitted Encumbrances and any Liens in favor of Lender and its Affiliates.

"Deposit Account Control Agreement" means that certain agreement dated of even date herewith among Borrowers, Lender and Plains Capital Bank covering the Borrower Operating Account.

"Development Loan" means the loan or loans made or to be made from Lender to Borrowers, as evidenced by the Note, to fund Borrowers' share of the costs and expenses of Development Operations.

"Development Operations" means the (i) drilling, sidetracking, deepening, completing, recompleting or reworking activities or similar activities proposed by Borrowers from time to time prior to the Drawdown Termination Date to be conducted on any of the Properties and (ii) the acquisition of any one or more additional oil or gas properties, the expansion of the Pipeline

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and other oil and gas projects relating to the Properties (including after-acquired-properties) proposed by Borrowers from time to time prior to the Drawdown Termination Date.

"Direct Taxes" means, without duplication (a) Property Taxes, (b) Severance Taxes, (c) ad valorem taxes, (d) conservation taxes, and (e) any other taxes of any kind, excluding only income taxes and franchise taxes imposed on Borrowers or any producer in connection with or as a result of their ownership of interests in the Properties.

"Drawdown Termination Date" means March 1, 2009.

"EBITDA" means for any period (a) net income in accordance with GAAP for such period plus (b) to the extent deducted in determining net income for such period, interest expense, income taxes and non-cash charges and expenses, including depreciation, depletion and amortization expense for such period, minus (c) all non-cash income added to net income for such period. EBITDA shall be calculated without including non-cash mark-to-market adjustments arising from the application of FASB Statement 133 or FASB Statement 143 (or any successor GAAP which serves to amend, supplement or replace FASB Statement 133 and 143).

"EBS Credit Agreement" means that certain Credit Agreement dated February 1, 2005, by and among EBS Production, as borrower, and EBS Operating and EBS GP, as guarantors, and Petro Capital II, LP, as agent and a lender, et al., as amended.

"EBS GP" means EBS Oil and Gas Partners Production GP, LLC, a Texas limited liability company and the general partner of EBS Production and EBS Operating, and the predecessor to Westside GP.

"EBS Loans" means the loans described in the Bridge Credit Agreement and the EBS Credit Agreement.

"EBS Operating" means EBS Oil and Gas Partners Operating Company, LP, a Texas limited partnership, and the predecessor to WEO.

"EBS Operating PSA" means that certain Purchase and Sale Agreement dated effective as of March 15, 2006, between the partners of EBS Operating, as seller, and Parent, as purchaser, relating to the equity interests in EBS Operating.

"EBS Production" means EBS Oil and Gas Partners Production Company, LP, a Texas limited partnership, and the predecessor to WU_

"EBS Production PSA" means that certain Amended and Restated Purchase and Sale Agreement dated November 30, 2005, between the partners of EBS Production, et al., as seller, and Parent, as purchaser, relating to the equity interests in EBS Production.

"Engineers" means, unless specifically provided otherwise, an independent petroleum engineering firm to be mutually acceptable to Borrowers and Lender; provided that any prior acceptance by a party of any independent petroleum engineering firm does not necessarily denote acceptance by such party of such firm at any future time or date.

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"Environmental Laws" means any and all federal, state or local statutes, laws (including common law), regulations, ordinances, rules, judgments, orders, decrees, permits, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes. For purposes of this definition, "chemicals" includes all substances referred to in the second sentence of the definition herein of "Hazardous Materials."

"Environmental Report" means that certain Phase I Environmental Site Assessments prepared by Haiff Associates, Inc., and to be delivered to Borrower and Lender, which report covers the Wells described on Exhibit "A" as of the Closing Date.

"Equipment" means all equipment of Borrowers more particularly described in Schedule 4.1(t), and all other equipment of Borrowers, used for or in the operation of the Properties which may not be described in Schedule 4.1(t), of every kind and nature whether located on the Properties or located elsewhere, including but not limited to, pipelines, well and lease equipment and surface equipment, casing, tubing, connections, rods, pipe, machines, compressors, gathering systems, meters, motors, pumps, tankage, fixtures, storage and handling equipment and all other equipment or movable property of any kind and nature and wherever situated now or hereafter owned by Borrowers or in which Borrowers may now or hereafter have any interest (to the extent of such interest), together with all additions and accessions thereto, all replacements and all accessories and parts therefor, all logs and records in connection therewith, all rights against suppliers, warrantors, manufacturers, sellers or others in connection therewith, and together with all substitutes and replacements for any of the foregoing.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.

"ERISA Plan" means any employee pension benefit plan which is maintained by any Person subject to Title IV of ERISA.

"Event of Default" is defined in Section 10.1.

"Expenses" means, in connection with the Properties, Borrowers' share of costs and expenses relating to, without duplication, Operating Expenses, Direct Taxes, royalties, overriding royalty interests and associated Swap Settlement Payables.

"Facility Fees" means the fees owed by Borrowers to Lender as consideration, in part, for Lender's assistance to Borrowers in structuring the transactions contemplated under this Agreement and the other Loan Documents in an amount equal to 2.0% of the amount of the Initial Loan funded at Closing, and an additional 2.0% of any Loan (including any Development Loan and CVR Loan, but not Overhead Advances) each time a Loan is funded after Closing.

"Financial Statements" means the financial statements of Borrowers, required to be delivered pursuant to Section 7.1(c) hereof.

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"Fiscal Quarter" means a three-month period ending on March 31, June 30, September 30 or December 31 of any year.

"Fiscal Year" means a twelve-month period ending on December 31 of any year.

"GAAP" means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor).

"General Partner" means Westside, GP LLC.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Gross Promotional Proceeds" means, with respect to each Promoted Well, the aggregate cash proceeds received by Borrowers in connection with the Sale of such Promoted Interest.

"Gross Receipts" means, in relation to and arising from the Properties (including the Pipeline) and Permitted Swap Agreements, all sums received by Borrowers, including, but not limited to, Net Promotional Proceeds (but excluding cash proceeds from the Sale of any Promoted Interest in any CVR Well), Swap Settlement Proceeds and proceeds under gas sales agreements, oil sales agreements, natural gas liquids sales agreements, gas processing agreements, gas gathering agreements, transportation agreements, Operating Agreements, including, but not limited to receipts pursuant to Accounting Procedures, and any other receipts relating to or arising from the Collateral (other than the proceeds of Collateral governed separately by Section 2.4(b)).

"Guarantee" shall include any agreement, whether such agreement is on a contingency basis or otherwise, to purchase, repurchase or otherwise acquire any Debt or liability of any other Person, or to purchase, sell or lease, as lessee or lessor, property or services in any such case primarily for the purpose of enabling another Person to make payment of any such Debt or liability, or to make any payment (whether as a capital contribution, purchase of any equity interest or otherwise) to assure a minimum equity, asset base, working capital or other balance sheet or financial condition, in connection with Debt or liability of another Person, or to supply funds to or in any manner invest in another Person in connection with such Person's Debt or liability.

"Guarantor" means Parent together with any other Person who agrees to Guarantee the Lender against loss with respect to the Obligations.

"Guaranty" means a guaranty agreement substantially in the form of Exhibit G to this Agreement.

"Hazardous Materials" means any substances regulated under any Environmental Law, whether as pollutants, contaminants or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise. "Hazardous Materials" also includes (a) any petroleum, any fraction of

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petroleum, natural gas, natural gas liquids, liquefied natural gas and synthetic gas usable for fuel (including any mixtures of the foregoing) that has been or may be emitted, discharged or released into the environment, and (b) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal reserves.

"Hydrocarbon Interests" means leasehold and other interests in or under oil, gas and other liquid or gaseous hydrocarbon leases with respect to Hydrocarbons wherever located, mineral fee interests, overriding royalty and royalty interests, net profit interests, production payment interests relating to Hydrocarbons wherever located, including any beneficial, reserved or residual interest of whatever nature.

"Hydrocarbons" means crude oil, condensate, natural gas, natural gas liquids and other hydrocarbons.

"Industry Agreement" means any farmout, farmin, joint operating, development, participation or similar agreement commonly used in the oil and gas exploration and production industry.

"Initial Development Operations" is defined in Section 2.1(a). "Initial Loan" is defined in SectiOn 2.1(a).
"Intercreditor Agreement" means that certain Intercreditor Agreement among Borrowers, Lender and the counterp arty under the initial Peimitted Swap Agreement and executed and delivered pursuant to Section 9.3(i) below, and any other mutually agreeable intercreditor agreement among Lender, Borrowers and any other counterparty approved by Lender in substantially the same form and content entered into in connection with a Permitted Swap Agreement.

"Interest Period" means each monthly period beginning on (but not including) the Repayment Date in one calendar month and ending on (and including) the Repayment Date in the next following calendar month, provided that the first Interest Period for the Note and Loans shall begin on the date a Loan is first funded hereunder and ending on the Repayment Date in April, 2006.

"Interest Rate" means the lesser of (a) the Maximum Rate and (b) the greater of (i) twelve percent (12.0%) per annum and (ii) the LIBOR Rate, plus the LIBOR Margin; but in no event greater than the Maximum Rate.

"Invest" Pent" in any Person means the amount paid or committed to be paid or the value of property or wages contributed or committed to be contributed by the Person making the Investment on its account for or in connection with its acquisition of any stock, bonds, notes, debentures, partnership or other ownership interest or any other security of the Person in whom such Investment is made or any evidence of Debt of such Person in whom the Investment is made.

"JIBs" is defined in Section 7.1(c)(iii).

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"Lease" or "Leases" means, whether one or more, (i) those certain oil, gas and/or mineral leases set forth in the description of the Property on Exhibit "A" and any other interests in such leases, whether now owned or hereafter acquired by Borrowers, and any extension, renewals, corrections, modifications, elections or amendments of any such oil and gas leases, or (ii) other oil, gas and/or mineral leases or other interests pertaining to the Properties which may now and hereafter be made (or intended or purported to be made) subject to the lien of any of the Security Documents and any extension, renewals, corrections, modifications, elections or amendments of any such oil, gas and/or mineral leases.

"Lease Bank Agreement" means the agreement entitled "Barrett Shale Project" (more commonly known as the "EBS-Westside Lease Agreement"), dated April 13, 2005, as amended by letter agreement dated April 22, 2005 between Parent and EBS Production.

"Lender" shall have the meaning assigned to such term in the preamble of this Agreement, and its successors and assigns.

"Lender Account" is defined in Section 2.7(a).

"Letters in Lieu" means those certain letters in lieu of transfer orders, duly executed by Borrowers, in the form satisfactory to Lender.

"LIBOR Margin" means six and one-half percent (6.50%).

"LIBOR Rate" means the fluctuating rate of interest equal to the one-month London interbank offered rate as published in the "Money Rates" section of The Wall Street Journal as stated on the first Business Day of each calendar month. Interest, when calculated based on the LIBOR Rate, will accrue on any non-Business Day at the rate in effect on the immediately preceding Business Day. In the event The Wall Street Journal is no longer published or no longer publishes the LIBOR Rate in its "Money Rates" table, Lender shall choose a substitute LIBOR Rate that is based upon comparable information subject, however, to Section 3.2 hereof.

"Lien" means, with respect to any property or assets, any right or interest therein of a creditor to secure Debt owed to it or any other arrangement with such creditor which provides for the payment of such Debt out of such property or assets or which allows it to have such Debt satisfied out of such property or assets prior to the satisfaction of general creditors of the owner of such property or assets, including, without limitation, any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic's or materialman's lien, or any other charge or encumbrance for security purposes, whether arising by law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business. "Lien" also means any filed financing statement, any registration of a pledge (such as with an issuer of unregistered securities), or any other arrangement or action which would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

"Loan Documents" means this Agreement, the Note, the Overriding Royalty Interest Conveyance, ORRI Letters in Lieu, the Deed of Trust, the Security Agreement, the Pledge

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Agreement, the Letters in Lieu, Notices of Assignment of Proceeds, the Deposit Account Control Agreement, the Subordination Agreement, the Intercreditor Agreement and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments, in as many counterparts as Lender may require, now, heretofore or hereafter delivered by Borrowers to Lender in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations.

"Loan Termination Date" means with respect to Loans advanced hereunder, the earlier of (a) March 15, 2010, (b) the date on which all Obligations of Borrowers under the Loan Documents (other than the Overriding Royalty Interest Conveyance) have been paid and performed in full and Lender's obligation (if any) to advance any Loans has terminated, and (c) the date on which Lender notifies Borrowers of the acceleration of payment of any portion or all of the Obligations because of the occurrence of an Event of Default.

"Loan to Value Ratio" means, when determined, the ratio derived by dividing (a) the aggregate principal amount of the Loans outstanding at that time, divided by (b) an amount equal to the sum of (i) the PW10 of Borrowers' Proved Developed Producing Reserves in the Properties, net to Borrowers' interests, and calculated by Lender in connection with the most recent Reserve Report delivered hereunder (after being adjusted from time to time to incorporate Lender's then-current assumptions with respect to pricing, Expenses and hedges under Permitted Swap Agreements), plus (ii) an amount equal to six times the trailing 12-month EBITDA of the Pipeline less any Debt burdening the Pipeline or its operation (proportionately reduced to Borrowers' interest in the Pipeline).

"Loans" means, collectively, the Initial Loan, the Development Loans, the Overhead Advances and the Facility Fees advanced hereunder and "Loan" means, individually, the Initial Loan, any Development Loan and any Overhead Advance as described in Section 2.1 and any Facility Fee advanced hereunder.

"Lockbox" means Lender's lockbox established with the lending institution where the Lender Account is maintained to which Gross Receipts of Borrowers that are not wire-transferred into the Lender Account will be directed for subsequent transfer into the Lender Account.

"Maximum Loan Amount" means, subject to the terms and conditions of this Agreement, $45,000,000.

"Maximum Rate" means the maximum non-usurious rate of interest that Lender is permitted under applicable law to contract for, take, charge, or receive from Borrowers.

"Net Promotional Proceeds" means, with respect to each Promoted Well, the excess, if any, of (1) the Gross Promotional Proceeds minus (ii) the Promoted Well Drilling Costs.

"Net Revenue" means, unless specified otherwise, the aggregate amount calculated as Gross Receipts minus the aggregate amount calculated as Expenses, for any specified period.

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"Net Revenue Interest" and "NRI" means (i) with respect to a Unit for which a net revenue interest is stated, that interest in the applicable Hydrocarbons produced, saved and sold from such unitized area which is afforded to Borrowers by virtue of their ownership of the Leases included in whole or in part in such area after deducting all burdens against the production therefrom, and (ii) with respect to a Well for which a net revenue interest is stated, that interest in the applicable Hydrocarbons produced, saved and sold from the Well which is afforded to Borrowers by virtue of their ownership of the Lease on which such Well is located after deducting all burdens against the production therefrom; provided, however, that, except with regard to the representation set forth in the last sentence in Section 4.1(n), any representation, warranty or covenant in relation to Borrowers' Net Revenue Interest shall be deemed to refer to such interest net of the ORRI granted to Lender.

"Net Revenue Reimbursement Amount" is defined in Section 2.7(b). "Note" is defined in Section 2.1(d).
"Notice of Assignment of Proceeds" is defined in Section 6.4.

"Obligations" means all Debt and all obligations from time to time owing from Borrowers to Lender or any of Lender's Affiliates under or pursuant to any of the Loan Documents in connection with this Agreement or any transaction contemplated hereby, including without limitation, all principal, interest, fees, expenses, costs and indemnities.

"Oil and Gas Properties" means Hydrocarbon Interests now owned or hereafter acquired by Borrowers or any of their Subsidiaries and contracts executed in connection therewith and all tenements, hereditaments, appurtenances, and properties belonging, affixed or incidental to such Hydrocarbon Interests, including, without limitation, any and all property, real or personal, now owned or hereafter acquired by Borrowers or any of their Subsidiaries and situated upon or to be situated upon, and used, built for use, or useful in connection with the operating, working or developing of such hydrocarbon interests, including, without limitation, any and all petroleum and/or natural gas wells, buildings, structures, field separators, processing plants, liquid extractors, plant compressors, pumps, pumping units, field gathering systems, tank and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, liters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, taping, tubing and rods, surface leases, rights-of-way, easements and servitudes, and all additions, substitutions, replacements for, fixtures and attachments to any and all of the foregoing owned directly or indirectly by any Borrower or any of its Subsidiaries.

"Operating Agreements" means operating agreements to which Borrowers are parties or by which any Borrower is bound (including any and all operating agreements among WEO and WEP), now or hereafter relating to the Properties, each of which shall be reasonably satisfactory in form and substance to Lender.

"Operating Expenses" means (a) direct lease operating expenses and well maintenance expenses (such well maintenance expenses shall be limited to $50,000.00 per event, net to Borrowers' interests, without Lender's prior consent), which arise from Borrowers' Working Interests in the wells that are subject to the Deed of Trust, that are billed to Borrower by the Operator or incurred by Borrowers, as Operator, of the Properties, and (b) Borrowers' Working

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Interest share of expenses incurred in the repair, maintenance and replacement of damaged or obsolete Equipment (such equipment repair, maintenance and replacement expenses shall be limited to $50,000,00 per event, net to Borrowers' interest, without Lender's prior consent).

"Operating Report" is defined in Section 7.1(v).

"Operator" means any operators, including contract operators, of the Properties (as such terms are generally understood in the oil and gas industry) and, includes, in any event, WEO.

"ORRI" means, with respect to the Properties, a cost-free overriding royalty interest from Borrowers' proportionately reduced Working Interest in Hydrocarbons in, under and to be produced from or attributable to the Leases constituting the Properties (including after-acquired Properties) conveyed to Lender pursuant to the Overriding Royalty Interest Conveyance, including, but not limited to, the ORRI to be conveyed pursuant to Section 8.4.

"ORRI Letters in Lieu" means those certain letters in lieu of transfer orders in relation to the ORRI, duly executed by Borrowers, in the form satisfactory to Lender.

"Other Taxes" is defined in Section 3.1(b).

"Overhead Advances" has the meaning given to such term in Section 2.1(c) hereof.

"Overriding Royalty Interest Conveyance" means an assignment in the form of Exhibit "F" pursuant to which Borrower conveys to Lender an ORRI from time to time.

"Parent" means Westside Energy Corp., a Nevada corporation, the limited partner of each of the Borrowers and the sole member of Westside GP.

"Parties" is defined in Section 12.1(a). "Permitted Encumbrances" means:
(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.2(k) hereto;

(c) Liens for taxes, assessments, or other governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) operators,' non-operators,' vendors,' carriers,' warehousemen's, mechanics,' materialmen's, repairmen's or other like Liens arising in the ordinary course of business or which are incident to the exploration, development, operation, and maintenance of the Properties, not overdue for a period of more than thirty days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

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(e) pledges or deposits in the ordinary course of business or Liens in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; and

(g) easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, or reservations and other similar encumbrances, defects, irregularities, minor imperfections and deficiencies in title affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person; and

(h) Liens permitted under Section 6.1 that are granted by Borrowers to counterparties under Permitted Swap Agreements.

"Permitted Swap Agreement" means a Swap Agreement (i) provided in those certain master swap agreements on International Swap Dealers Association forms and the schedules thereto and any confirmations thereunder which Borrowers enter into with counterparties acceptable to Lender, as evidenced by Lender's prior written approval (which will not be unreasonably withheld or delayed) and (ii) on terms reasonably satisfactory to Lender.

"Person" means an individual, corporation, partnership, association, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

"Petro Lien Releases" means documents in form and content satisfactory to Lender, whereby Petro Capital II, LP releases the Petro Liens.

"Petro Liens" means any and all liens and security interest conveyed or granted by EBS Production, EBS Operating and EBS GP to Petro Capital II, LP under the EBS Credit Agreement or the Bridge Credit Agreement_

"Pipeline" means Borrowers' interests in that certain Pipeline and all related assets as more particularly described on Exhibit "A" attached hereto.

"feline Parties" means the Persons listed on Schedule 4.1(u) and all other Persons who, now or in the future, are parties to contracts or agreements with either Borrower in any way related to the Pipeline from which Gross Receipts are derived.

"Pledge Agreement" means the pledge agreement executed by all the owners of the partnership interests in the Westside Subsidiaries and the membership interests in Westside GP, executed in favor of Lender as of the date hereof, in form and substance satisfactory to Lender, as the same may be modified, amended or supplemented from time to time.

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"Pro Forma Financial Statements" is defined in Section 4.1(g).

"Project Area" includes the area within the Fort Worth Basin and located within Bosque, Clay, Comanche, Cooke, Coryell, Denton, Ellis, Erath, Hamilton, Hill, Hood, Jack, Johnson, Lampasas, Mills, Montague, Palo Pinto, Parker, Sommerville, Tarrant or Wise Counties, Texas.

"Promoted Interest" is defined in Section 11.13.

"Promoted Well" means a Well drilled or to be drilled on a Promoted Interest. "Promoted Well Cost Certificate" is defined in Section 11.13(b).
"Promoted Well Drilling Costs" means, with respect to each Promoted Well, an amount equal to the aggregate, direct costs incurred by Borrowers in connection with the drilling and completion (or abandonment) of such Well multiplied by the percentage of such costs to be borne by the purchaser(s) of the Promoted Interest. For the avoidance of doubt, the "Promoted Well Drilling Costs" will not include any amounts attributable to Borrowers' interest in such Well and to be paid from the proceeds of a Loan advance made by Lender.

"Properties" means (i) all Oil and Gas properties of Borrowers, now owned or hereafter acquired, including, without limitation, the interests in those certain Leases, properties and the other oil and gas assets described in Exhibit "A," as Exhibit "A" may be modified, amended or supplemented from time to time and (ii) the Pipeline.

"Property Operating Statement" means the monthly statement, in the form of Exhibit "C," or another form mutually acceptable to Borrowers and Lender (but containing at a minimum the same requested information) to be prepared and delivered by Borrowers to Lender pursuant to Section 2.6.

"Property Taxes" means taxes imposed annually on Borrowers which are based on or measured by the estimated value (at the time such taxes are assessed) of any Hydrocarbons or other assets situated within the Properties.

"Proved Developed Non-Producing Reserves" means Proved Reserves that are estimated to be recoverable by existing wells that are not yet capable of producing such reserves without completions or recompletions being conducted within the existing wellbores thereof.

"Proved Developed Producing Reserves" means Proved Reserves that are estimated to be recoverable by existing wells that are then capable of producing such reserves.

"Proved Reserves" means the current estimated quantity of Hydrocarbons which analysis of geologic and engineering data demonstrate with reasonable certainty to be recoverable in the future from known oil and gas reservoirs under existing economic and operating conditions based on either actual production or conclusive formation tests, and includes all Proved Developed Producing Reserves, all Proved Developed Non-Producing Reserves and all Proved Undeveloped Reserves.

"Proved Undeveloped Reserves" means Proved Reserves that are estimated to be recoverable from wells to be drilled in the future.

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"PSAs" means collectively, EBS Production PSA and the EBS Operating PSA.

"Purchasers of Hydrocarbons" means the Persons listed on Schedule 4.1(u) and all other Persons who, now or may in the future, purchase Hydrocarbons attributable or allocable to Borrowers' Net Revenue Interests in the Properties and are reasonably approved by Lender and Borrowers in writing.

"PW 10" means the present worth of future net cash flow calculated based on the then current Reserve Report, discounted to present value at the simple interest rate of ten percent (10%) per year.

"Reimbursed Costs" is defined in Section 2.1(a).

"Repayment Date" means, prior to the satisfaction of all Obligations, the last Business Day of each month, commencing with the month of April 2006 and ending on the Loan Termination Date.

"Request for Commitment" means a written request, in the form of Exhibit "13," to Lender from Borrowers, signed by an authorized representative of Borrowers as specified in the resolutions and incumbency certificate to be delivered pursuant to Section 9.2(b) hereof, for an advance of funds under the Development Loan.

"Reserve Report" is defined in Section 7.1(e).

"Reserve Report Delivery Date" has the meaning given to such tern in the EBS Production PSA.

"Rules" is defined in Section 12.1(c). "Sale" is defined in Section 11.13(a).

"Security Agreement" means a security agreement (covering, without limitation Accounts, Equipment, General Intangibles and Inventory of Borrowers as those terms are defined in the Uniform Commercial Code adopted by the State of Texas) executed by Borrowers as debtors in favor of Lender as secured party dated as of the date hereof, in form and substance satisfactory to Lender, as the same may be modified, amended or supplemented pursuant to the terms of this Agreement.

"Security Documents" means the Deed of Trust, the Security Agreement, the Pledge Agreement, the Deposit Account Control Agreement and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered to Lender in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations, as the same may be modified, amended or supplemented from time to time pursuant to this Agreement.

"Sell" is defined in Section 11.13(a).

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"Severance Taxes" means taxes imposed at the time oil or gas is produced from a well which are based on or measured by the amount or value of such production.

"Subordination Agreement" means an agreement, in form and substance satisfactory to Lender, executed by General Partner and Parent subordinating any amounts owed or that may become owing to either of them by either of the Borrowers to the Obligations owed by Borrowers to Lender under this Agreement and the other Loan Documents.

"Subsidiary" means for any Person any entity of which more than fifty percent (50%) of the issued and outstanding securities having ordinary voting power for the election of directors or managers is owned, directly or indirectly, by such Person and/or one or more of its subsidiaries.

"Swap Agreement" means any (a) interest rate or currency swap, rate cap, rate collar, forward agreement and other exchange or rate protection agreements or any option with respect to any such transaction and any swap agreement, cap, collar, floor, exchange transaction, forward agreement or exchange or protection agreement related to Hydrocarbons or any option with respect to such transaction.

"Swap Settlement Payables" means any settlement amounts payable by Borrowers under the terms of any executed Permitted Swap Agreement_

"Swap Settlement Proceeds" means any settlement amounts paid to Borrowers under the terms of any executed Permitted Swap Agreement.

"Tax Claim" means any claim by a taxing authority that Borrowers owe or that any Borrowers' interests in any of the Properties is subject to a Lien securing any amount of taxes of any kind.

"Taxes" is defined in Section 3.1(a).

"Title Opinions" means those certain title opinions to be delivered by Borrowers to Lender from time to time, including, but not limited to, following Closing as required under this Agreement in relation to the Properties; provided that, in all circumstances except the post-Closing Title Opinions to be delivered pursuant to Section 7.l (y) below, "Title Opinions" may also include, with the prior written consent of Lender, other evidence of title satisfactory to Lender in its sole and absolute discretion.

"Unit" means, in respect of each Well or group of related Wells, Borrowers' Oil and Gas Properties covering the lands attributed to each such respective Well or group of related Wells for pooling, unitization and/or proration purposes, from time to time, whether so attributed to such Well or group of related Wells in order to comply with the terms of the applicable oil and gas leases, pooling or unitization agreements, unit operating agreements or the like or in order to comply with the applicable rules and regulations of applicable governmental authorities related to pooling, unitization, well spacing or the like and, including without limitation any pooled (compulsory or voluntary) unit, proration unit, production unit, regulatory unit, field-wide unit, or other similar designation or allocation of lands to such Well or group of related Wells; provided, however, to the extent lands have not been attributed to any such Well or group of related Wells either by any such contractual or regulatory authority, the applicable Unit will

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consist of all of Borrower's Oil and Gas Properties supporting Borrower's right to receive production or proceeds of production from such Well or Wells without geographic limitations; and provided further that, for purposes of Section 8.4 below, the lands comprising each Unit shall be limited to the larger of (i) the minimum unit established under the rules and regulations of the Texas Railroad Commission for the relevant Well, considering the type (i.e., horizontal or non-horizontal), geographical location and other relevant characteristics of such Well, or (ii) the unit established for the relevant Wells pursuant to the applicable Industry Agreement.

"Unmatured Event of Default" means any event or condition which would, with the giving of any requisite notices and/or the passage of any requisite periods of time, constitute an Event of Default.

"WEO" means Westside Energy Operating Company, LP. "WEP" means Westside Energy Production Company, LP.
"Well" means a well producing or capable of producing Hydrocarbons that is described or referred to in Exhibit "A," as Exhibit "A" may be modified, amended or supplemented from time to time.

"Westside GP" means Westside Energy GP, L.L.C., a Texas limited liability company and the general partner of the Westside Subsidiaries.

"Westside Subsidiaries" means WEO and WEP.

"Wire Transfer Instructions" means the instructions described on Schedule 2.1(a) relating to the disbursements by Lender of the amounts constituting the Initial Loan (other than the Facility Fee and the initial Administration Fee).

"Working Interest" and "WI" means (i) with respect to a Unit for which a working interest is stated, Borrowers' share of the costs of operations conducted thereon, and (ii) with respect to a Well for which a working interest is stated, Borrowers' share of costs of the operation thereof.

Section 1.2 Exhibits and Schedules. All exhibits and schedules attached to this Agreement are incorporated herein by reference and made a part hereof for all purposes.

Section 1.3 Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein, the Willis defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document; provided that nothing contained in this Section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.

Section 1.4 References and Titles. All references in this Agreement to exhibits, schedules, articles, sections, subsections and other subdivisions refer to the exhibits, schedules, articles, sections, subsections and other subdivisions of this Agreement unless otherwise expressly provided. Section and subdivision headings are for convenience only, do not

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constitute any part of such sections or subdivisions and shall be disregarded in construing the language contained in such sections or subdivisions. The words "this Agreement", "this instrument", "herein", "hereof', "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular sections or subdivisions unless expressly so limited. The phrases "this section" and "this subsection" and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation". Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

Section 1.5 Calculations and Determinations. All calculations pursuant to the Loan Documents of fees and of interest shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days. Unless otherwise expressly provided herein or Lender otherwise consents in writing, all Financial Statements and reports to be furnished to Lender under the Loan Documents shall be prepared and all financial computations and determinations made pursuant to the Loan Documents, and with respect to the Financial Statements, shall be made in accordance with GAAP.

ARTICLE II THE LOANS

Section 2.1 The Loans.The Initial Loan and CVR Loans. Borrowers desire to borrow funds to (i) fund certain initial drilling operations described on Schedule 2.1 (the "Initial Development Operations") and (ii) to reimburse Parent for certain drilling costs and other capital projects related to the Properties described on Schedule 2.1 (the "Reimbursed Costs"). Borrowers also desire to borrow funds to be reimbursed for certain expenses incurred (including accounting, legal and other similar fees) or obtain advances to pay certain (i) expenses incurred by Borrowers in connection with preparation, execution, due diligence and the closing of the PSAs and relating to land and title work, and environmental assessment and review in connection with the Properties, (ii) expenses incurred by Borrowers and by Lender under Section 7.1(z) and (iii) relating to filing fees which may be required to properly file any and all Security Documents (collectively, the "Closing Costs"). In addition to the Closing Costs, Borrowers have agreed to pay Lender an initial Facility Fee pursuant to Section 71(bb). The aggregate amount of the advances under this Section 2.1(a) shall be equal to $5,355,000 and shall consist of (1) the advance to fund the Initial Development Operations and the Reimbursed Cots in an amount of $5,100,000, (2) the payment of expenses to Lender in an amount of $85,000 (3) the payment for additional Closing Costs in an amount of $60,000, (4) the payment .for the Facility Fee in the aggregate amount of $105,000 and (5) the payment of the Administration Fee in the Amount of $5,000 (collectively, the "Initial Loan"). Subject to the terms and conditions hereunder, Lender agrees to advance the Initial Loan to Borrowers and agrees to wire transfer the amount of the Initial Loan, less the initial Facility Fee, to the designated payees noted in the Wire Transfer Instructions on the Closing Date. Borrowers irrevocably authorize Lender to transfer the initial Facility Fee to Lender's account and the initial Facility Fee shall be deemed advanced by Lender to Borrowers and paid by Borrowers to Lender contemporaneously with Closing.

On or before the 10th day following the last Reserve Report Delivery Date and so long as no Unmatured Event of Default or Event of Default shall have occurred and be

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continuing, Borrowers may request additional advances up to an aggregate amount of $7,500,000 in connection with the "Additional Consideration," as described in Section 3.2 of the EBS Production PSA (after applying any amounts described in item (a) (i.e., adjustments for title defects) of the definition of "Additional Consideration Offsets" in the EBS Production PSA, but without regard to the application of any other Additional Consideration Offsets), for the CVR Wells ("CVR Loans"). To request a CVR Loan, Borrowers shall provide Lender a Request for Commitment at least five (5) Business Days prior to the date of the requested CVR Loan specifying therein the CVR Well(s) for which CVR Loan(s) are being requested by Borrowers, and Borrowers shall certify therein that all conditions and terms set forth in the EBS Production PSA in relation to such CVR Wells have been satisfied. Each Request for Commitment in relation to CVR Loans shall also include the applicable request for an advance of the additional Facility Fee pursuant to Section 7.1(bb). Subject to the foregoing, Lender shall advance the CVR Loans to Borrowers on the requested date.

(a)Development Loans.

(i) Prior to the Drawdown Termination Date, Lender may, but shall not be obligated to, make additional advances to Borrowers of the Development Loan(s) to be used exclusively for certain Development Operations such that the total of such additional Development Loan advances under this Section 2.1(b) plus the aggregate advances otherwise made pursuant to this Agreement (including but limited to Overhead Advances and advances to pay the Facility Fee and, to the extent permitted under this Agreement, advances to pay Corporate Income Taxes) will not exceed the Maximum Loan Amount. Any Request for Commitment for a Development Loan in relation to a Development Operation shall be for a minimum of $1,000,000 (except in relation to the Committed Development Loan described below) and will be subject to Lender's approval in its sole and absolute discretion. Each Request for Commitment shall also include (1) the applicable request for an advance of the additional Facility Fee payable pursuant to Section 7.1(bb) and (2) a variance allowance not to exceed ten percent (10%) of the estimated expenses set forth in the Request for Commitment and supporting materials for each Development Operation (such allowance will be available only to the extent the actual costs of any Development Operation exceeds 100% of the estimated costs). Notwithstanding the foregoing, Borrowers are hereby deemed to have provided the requisite Request for Commitment to Lender for $5,000,000 of the Development Loans (the "Committed Development Loan") for certain Development Operations as more particularly described on Schedule 2.1(b)(i) plus the applicable Facility Fee. Lender is hereby deemed to have committed to make such Committed Development Loan no later than March 15, 2007, subject, however, to the satisfaction of all of the conditions set forth herein. The Development Operations described on Schedule 2.1(b)(i) that are ultimately conducted with proceeds of the Committed Development Loan shall be subject to mutual agreement between Lender and Borrowers.

(ii) Within ten (10) days after the receipt from Borrowers prior to the Drawdown Tetntination Date of a Request for Commitment listing all applicable

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expenditures that Borrowers desire to make to conduct a Development Operation, Lender shall notify Borrowers in writing whether in its sole and absolute discretion Lender will make an advance equal to the total estimated expenditures shown on such Request for Commitment. If Lender does not agree to make an advance as requested in any such Request for Commitment covering any Development Operation, Borrowers' participation in the proposed Development Operation identified in the applicable Request for Commitment cannot, by itself, be urged as the basis of an Unmatured Event of Default or Event of Default; provided that Borrowers' compliance with the terms and conditions of this Agreement will at all times be evaluated in the context of its ownership and operation of all of the Properties, without regard to whether Lender has made an advance with respect to a Development Operation on a particular Property. If Lender agrees to make any such advance for a Development Operation, then Borrowers may participate in the Development Operation proposed in their Request for Commitment, and Lender shall advance the funds necessary to pay Borrowers' share of the costs and expenses attributable to such proposed operations (not to exceed the amount requested in the Request for Commitment). Any advances to be made by Lender under this Section 2.1(b), if at all, shall be made within five (5) Business Days after receipt from Borrowers of a cost certificate in the form attached hereto as Exhibit "E" (the "Cost Certificate"), duly executed by an authorized officer of Borrowers, certifying the amount of costs and expenses incurred and to be incurred by Borrowers in connection with such approved Development Operation, together with the supporting documentation referred in the form of Cost Certificate, including, without limitation, the applicable AFE(s).

(iii) Any Request for Commitment shall be made by Borrowers for business opportunities, projects, and/or uses that are described as Development Operations subject, without limitation, to the following:

(1) All statements of costs and estimates provided to Lender shall be rendered in sufficient detail to give Lender complete and accurate information as to the purpose for and amount of all items included therein, and Lender shall be entitled to such additional information regarding such expenditures as Lender may reasonably request. All such data shall be subject to audit by Lender's representatives at any time mutually agreeable to the parties.

(2) Borrowers agree that, subject to any other conditions expressly set forth in this Agreement, with respect to any Development Operation consisting of a new-well drill or any other operation requiring Borrowers to expend more than $100,000, Lender's funding of such operation is further subject to the requirement that prior to or contemporaneously with the submission of a Request for Commitment covering each such operation Borrowers shall submit to Lender a then-current Title Opinion relating to the Leases covering the lands relating to such operations, unless a current Title Opinion covering such lands has

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already been provided hereunder following Closing, which confirms that Borrowers own Defensible Title thereto subject only to a first priority lien under the Deed of Trust in favor of Lender and Permitted Encumbrances.

(3) Notwithstanding the foregoing or anything herein to the contrary, in no event shall Lender be obligated to make any Development Loans, including the Committed Development Loan, pursuant to this Section 2.1(b) such that the aggregate advances made under this Agreement exceed the Maximum Loan Amount (less the aggregate amount of Facility Fees) for all combined Development Operations approved by Lender.

(iv) No Unmatured Event of Default or Event of Default shall have occurred and be continuing and no Loan shall be advanced following the Drawdown Temiination Date.

(v) Notwithstanding the thin's of this Section 2.1(b) and the definition of "Development Loans," to the extent no Event of Default has occurred and is continuing and the distributions to Parent pursuant to Section 2.6(c) plus available Overhead Advances are insufficient to pay the current Corporate Income Taxes, Borrowers may, from time to time, submit a Request for Commitment for a Development Loan to be used by Parent for payment of the Corporate Income Taxes. Such Request for Commitment shall provide Lender all inforniation regarding the amount of Corporate Income Taxes due and payable and the date of the requested Development Loan which may not be earlier than 20 days after receipt of Request for Commitment by Lender; provided that Development Loans for payment of Corporate Income Taxes, plus the applicable Facility Fee, shall be the lesser of (i) the amount of tax payments generated on any amount paid in principal (to be calculated by multiplying the aggregate amount of principal paid by the current tax rate less any prior advances made to pay Corporate Income Taxes), or (ii) an aggregate amount of $2,000,000 during any calendar year, but in no event an amount that would increase the total aggregate amount advanced above the $45,000,000 facility size.

(b) Overhead Advances. Prior to the Drawdown Termination Date and if no Unmatured Event of Default or Event of Default exists, Lender will, from time to time, make certain advances to the Borrowers that constitute Loan proceeds hereunder ("Overhead Advances"), which may not, in the aggregate exceed $1,500,000. Each Overhead Advance shall be advanced by Lender contemporaneously with the distribution of Net Revenue pursuant to Section 2.6(c); provided, however, that the application of the amount described in Section 2.6(b) to be applied to Debt Service must be sufficient to pay all interest that is due and payable for all the outstanding Loans for an Overhead
Advance to be available. The Overhead Advances will be in amounts required in addition to the amount of Net Revenue paid to Borrowers under Section 2.6(c), such that the Net Revenue disbursed to Borrowers under Section 2.6(c) together with such Overhead Advance will equal (but will not exceed) $250,000 per month. In lieu of using such amounts to pay Overhead Expenses, however, Borrowers may request that the aggregate amount available for Overhead Advances (and not otherwise advanced for

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Overhead Advances) be used for purposes of funding Development Operations approved by Lender in its sole discretion. In each such case, Borrowers shall provide Lender sufficient information, acceptable to Lender, detailing the use of Overhead Advances. No Facility Fee will be payable in connection with the making of any Overhead Advance used to pay Overhead Expenses.

(c) Promissory Note. The Loans described in Section 2.1 and all other amounts due under this Agreement shall be evidenced by a promissory note (the "Note") issued by Borrowers to Lender in the face amount of $45,000,000, in the form of Exhibit "B," appropriately completed. The final maturity date of such Note shall be the Loan Termination Date and all amounts evidenced by the Note shall be secured by the Security Documents.

Section 2.2Interest.

(a) Subject to the provisions of subsection (b) below, each Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Interest Rate and shall be payable as set forth in Section 2.6 hereof.

(b) If any amount payable by Borrowers (other than interest) under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity by acceleration or otherwise, such amount shall thereafter bear interest at the Default Rate to the fullest extent permitted by applicable laws. Furthermore, while any Event of Default exists (either before or after acceleration), Borrowers shall pay interest on the principal amount of all outstanding Obligations at the Default Rate to the fullest extent permitted by applicable laws.

(c) Interest on each Loan shall be due and payable in arrears on each Repayment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as amended from time to time. Interest which has accrued and is not paid when due shall be added to and become part of the principal under the Note; provided, however, the capitalization of such accrued and unpaid interest pursuant to this sentence will not preclude Lender from declaring or maintaining an Event of Default based on Borrowers' failure to pay such amount to the extent Lender has such right under any other provision of this Agreement or under any of the other Loan Documents.

(d) All computations of interest and all fees shall be made on the basis of a year of 360 days and the actual number of days elapsed. Interest shall accrue on the day on which the Loan is made, but shall not accrue on the day on which the Loan or such portion thereof is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

(e) To the extent the percent of Net Revenue swept and applied by Lender pursuant to Section 2.6(b) below to pay Debt Service and other Obligations for a

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particular Interest Period is insufficient to pay the Debt Service and other Obligations due for that Interest Period (including any such amounts remaining unpaid from any prior Interest Period), the percent of Net Revenue swept and applied by Lender shall automatically be increased to a percentage (up to 100% if necessary) necessary to sweep a sufficient portion of the Net Revenue to pay (i) all Debt Service and other Obligations due for that Interest Period plus (ii) all Debt Service and other Obligations remaining unpaid from any prior Interest Period.

 Section 2.3 Repayment of the Loans. Borrowers shall repay the outstanding principal amount of the Loans evidenced by the Note plus all interest accrued thereon by the Loan Termination Date.

 Section 2.4 Prepayment of the Loans.Voluntary Prepayments. Borrowers may prepay the Note, in whole or in part, without premium or penalty at any time after the Closing Date; provided that Borrowers shall provide Lender at least three (3) Business Days' prior written notice thereof, except in connection with Section 2.4(b).

(a) Mandatory Prepayment. Except as expressly provided otherwise in Sections 2.6, 6.5 and 11.13, Borrowers shall deliver to Lender for application against the amounts outstanding under the Note one hundred percent (100%) of the net proceeds of any disposition of Collateral, any insurance proceeds or the net proceeds from the issuance of any equity of any Borrower on the Business Day following such Borrower's receipt of such proceeds, unless such proceeds are used with the prior written consent of Lender to promptly acquire replacement assets which are contemporaneously subjected to a first priority Lien in favor of Lender and otherwise on terms satisfactory to Lender.

(b) Prepayments Generally. Any principal prepaid pursuant to this Section 2.4 shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

. [Reserved]

 Section 2.6 Application of Receipts. Net Revenue shall be calculated by Lender based on the Property Operating Statement. Borrowers shall prepare and deliver the Property Operating Statement to Lender no later than the last Business Day of each month. Such Property Operating Statement shall detail Borrowers' Gross Receipts and Expenses with respect to the month in which such Property Operating Statement is scheduled to be delivered and for any other such amounts relating to any preceding months that were not previously accounted for in a Property Operating Statement. The first Property Operating Statement shall be delivered on April 30, 2006; provided, however, that this first Property Operating Statement shall cover the period from Closing through and including such date. On the Repayment Date at the end of each Interest Period, Gross Receipts for such Interest Period shall be applied as follows:

(a) First, to the amount necessary to pay the Expenses.

(b) Second, eighty-five percent (85.0%) of the Net Revenue to Lender for payment of amounts which are included within Debt Service and other Obligations to Lender for such Interest Period (including but not limited to the Administration Fee to the

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extent the same becomes due during such Interest Period); provided that, upon the occurrence and continuation of an Event of Default and to the extent required by Section 2.2(e) above, the percentage of the Net Revenue to be applied for Debt Service and other Obligations to Lender shall be increased to one hundred percent (100%) or such other amount specified in Section 2.2(e) above. The amount paid to Lender pursuant to this subpart (b) shall be applied first to any interest due on the Note, until all accrued interest is paid in full, and any remaining amounts paid pursuant to this subpart (b) shall be applied to remaining outstanding principal under the Note.

(c) Third, so long as no Event of Default shall have occurred and be continuing, any remaining amounts shall be paid to Borrowers by remitting such sums to the Borrower Operating Account in accordance with Section 2.7(b)

Section 2.7 Borrower Sub-Account.Until all of Borrowers' Obligations have been fully satisfied, Borrowers shall direct and cause all Purchasers of Hydrocarbons, Pipeline Parties, the Operator, all account debtors of Borrowers, and any other customers of Borrowers to deposit all payments of any nature whatsoever due and owing by such Persons to Borrowers directly into an account maintained by Lender (the "Lender Account"); provided, however, that Purchasers of Hydrocarbons may make distributions to royalty interest owners and third-party working interest owners and may withhold Severance Taxes. Lender shall establish a sub-account (the "Borrower Sub-Account") on its internal books and records and shall credit to such Borrower Sub-Account all collected funds which constitute payments referred to in the preceding sentence. Borrowers authorize Lender to debit the Borrower Sub-Account for the payment of all Obligations hereunder when due and payable.

(a) On each Repayment Date, provided that no Unmatured Event of Default or Event of Default has occurred and is continuing, and after satisfying all distributions to Lender pursuant to Section 2.6(b), Lender will release to Borrowers the funds credited to the Borrower Sub-Account, by remitting such amounts to the Borrower Operating Account, in order to pay (i) the Expenses which have been incurred and are due and payable and which are referenced in the most recent Property Operating Statement delivered to Lender and (ii) the amount payable to Borrowers pursuant to Section 2.6(c), (iii) together with any Overhead Advances, if applicable (the "Net Revenue Reimbursement Amount"). Borrowers will have one hundred eighty (180) days after the receipt of such funds to contest the amounts of funds released, after which time the amounts released will be deemed conclusively correct absent manifest error, provided Borrowers may not contest any such amounts released for any reason after two hundred seventy (270) days after the receipt of such funds or after the Loan Termination Date. Borrowers shall be permitted, with prior reasonable notice and during Lender's normal business hours, to review at Lender's offices any documents in which specific references to and the calculation of the Net Revenue Reimbursement Amount distributed during the ninety (90) day period preceding such review are made.

Any amounts deposited into the Lender Account owing to third-party working interest, overriding royalty interest and royalty interest holders whose interests in the Properties were created prior to the time such Properties became subject to any of the Security Documents or to taxing authorities for production taxes shall be released by Lender to Borrowers within two (2) Business Days after receipt of a certificate from Borrowers detailing such amounts and the party

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to be paid so that Borrowers may return such amounts to such third-party working interest, overriding royalty interest and royalty interest holders and taxing authorities. Lender shall have the right to undertake audit procedures during normal business hours and upon reasonable prior notice to periodically confirm that such payments have been made by Borrowers. Lender shall have the right at its option, but not the obligation, to make such payments directly to the third-party working interest, overriding royalty interest and royalty interest holders and taxing authorities upon the occurrence of and during the continuance of an Event of Default or an Unmatured Event of Default hereunder. Except as provided in this paragraph, upon the occurrence of and during the continuance of an Event of Default, any funds in the Borrower Sub-Account may be applied, at Lender's option, against all unpaid Obligations. Lender agrees to maintain accounting records with respect to the Borrower Sub-Account and make such records available to Borrowers upon reasonable request.

Section 2.8 Use of Proceeds. Initial Loan and CVR Loan proceeds may be used by Borrowers for the purposes described in Section 2.1(a). Development Loan proceeds may be used by Borrowers for the purposes of funding Borrowers' share of costs and expenses relating to the conduct of the Development Operations pursuant to Section 2.1(b) and approved by Lender in writing. Overhead Advances may be used only for purposes and only for the period specified in Section 2.1(c). In no event shall funds from the Loans be used by Borrowers, directly or indirectly, for personal, family, household or agricultural purposes, or any other purpose not specifically described in this Section 2.8.

Section 2.9 Initial Swap Agreement. At or following Closing, Borrowers shall enter into a Permitted Swap Agreement together with one or more transaction confirmations thereunder that in the aggregate subject not more than ninety percent (90%) of the notional volume of Borrowers' Net Revenue Interest share of Proved Developed Producing Reserves scheduled to be produced for the period commencing on the date of such initial Permitted Swap Agreement through and including December 31, 2007 (based on the Reserve Report(s) evaluated by Lender prior to Closing).

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.1Taxes.

(a) Any and all payments by Borrowers to or for the account of Lender under any Loan Document shall be made free and clear of and without deduction for any and all taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, but excluding, in the case of Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the applicable laws of which Lender is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as "Taxes"). If Borrowers shall be required by any applicable laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to Lender, (i) the sum payable shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section), Lender- receives an amount of

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principal and interest it would have received had no such deductions been made, (ii) Borrowers shall make such deductions, (iii) Borrowers shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable laws, and (iv) within thirty days after the date of such payment, Borrowers shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof. To the extent Borrowers pay any such Taxes on behalf of Lender to a taxing authority and any such taxing authority refunds any such Taxes during the term of this Agreement to Lender, Lender shall return any such amounts to Borrowers.

 (b) In addition, Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as "Other Taxes").

 Section 3.2 Inability to Determine LIBOR Rate. If Lender determines in connection with any request for a Loan or continuation thereof for any reason that adequate and reasonable means do not exist for determining the LIBOR Rate, Lender will promptly so notify Borrowers if Lender reasonably determines that such event or events have any impact on the application of the Interest Rate. In such event, Lender shall use, as the LIBOR Rate, the average LIBOR Rate for the two immediately preceding months (for one-month teiins) until Lender notifies Borrowers that the circumstances giving rise to such determination no longer exist.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

 Section 4.1 Representations and Warranties of Borrowers. To confilln Lender's understanding concerning Borrowers and Borrowers' businesses, properties and obligations, and to induce Lender to enter into this Agreement and to make the Loans, Borrowers represent and warrant to Lender that:

(a) No Default. No event has occurred and is continuing which would constitute an Event of Default or an Unmatured Event of Default.

(b) Organization and Good Standing. Each of WEO and WEP is a limited partnership duly organized, validly existing and in good standing under the laws of Texas, having all powers necessary to carry on its businesses and to enter into and consummate the transactions contemplated by the Loan Documents. The General Partner is a limited liability company duly organized, validly existing and in good standing under the laws of Texas, having all powers necessary to carry on its businesses and to enter into and consummate the transactions contemplated by the Loan Documents. Parent is a corporation duly organized, validly existing and in good standing under the laws of Nevada, having all powers necessary to carry on its businesses and to enter into and consummate the transactions contemplated by the Loan Documents. Borrowers and the General Pal titer are authorized to do business in all other jurisdictions wherein the character of the properties owned or held by them or the nature of the business transacted by them makes such qualification necessary or desirable. The record holders of the

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shareholders and the partners of Borrower, as applicable, and the members of the General Partner consist exclusively of those Persons listed on Schedule 4.1(b).

(c) Capitalization: Compliance with Security Laws. Except as disclosed on Schedule 4.1(c), no Borrower is subject to any agreement under which there may become outstanding, nor are there currently outstanding, any rights to purchase, or securities convertible into or exchangeable for, any equity interests of any Borrower including, but not limited to, options, warrants or rights. Except as disclosed on Schedule 4.1(c), no Borrower is under obligation (contingent or otherwise) to purchase or otherwise acquire or retire any of its equity interests. Except as contemplated by this Agreement or as disclosed on Schedule 4.1(c), there are no agreements, understandings, plans or arrangements in existence which require any Borrower to elect any person as its general partner or otherwise pertain to the distribution rights, voting, sale or transfer of any equity interests of any Borrower. Each Borrower has complied with all applicable federal and state limited partnership and corporate laws. No Person has any federal or state securities law claims against any Borrower.

(d) Authorization. Borrowers and General Partner have taken all actions necessary to authorize the execution and delivery of the Loan Documents and to authorize the consummation of the transactions contemplated thereby and the perfoiiiiance of their obligations thereunder. Borrowers are duly authorized to borrow thuds hereunder.

(e) No Conflicts or Consents. Except with regard to Borrowers' obligations that will be satisfied prior to or contemporaneously with Closing, the execution and delivery by Borrowers of the Loan Documents, the performance of their obligations under the Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents does not and will not (i) conflict with any provision of (A) any domestic or, to Borrowers' knowledge, any foreign law, statute, rule or regulation, (B) the Certificate of Incorporation or Bylaws, Certificate of Limited Partnership or Limited Partnership Agreement of Borrowers, as applicable, or the Articles of Organization or Limited Liability Company Agreement of General Partner, or (C) any agreement, judgment, license, order or permit applicable to or binding upon Borrowers or General Partner, (ii) result in the acceleration of any Debt owed by Borrowers or General Partner, or (iii) result in or require the creation of any Lien upon any assets or properties of Borrowers, except as expressly contemplated in the Loan Documents. Except as expressly contemplated in the Loan Documents and to Borrowers' knowledge, no consent, approval, authorization or order of, and no notice to or filing with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by Borrowers or General Pai tuer of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

(f) Enforceable Obligations. This Agreement is, and the other Loan Documents when executed and delivered by Borrowers and General Partner will be, legal, valid and binding obligations of Borrowers and General Partner enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors' rights or by principles of equity applicable to the enforcement of creditors' rights

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generally_ The Deed of Trust, the UCC-1 Financing Statements relating to the Security Documents and the Overriding Royalty Interest Conveyance to be filed or recorded in the various jurisdictions are in proper form under the laws of such jurisdictions.

(g) Financial Statements. Attached hereto (at Closing or such later date as may be permitted by Section 9.3(k) below) as Schedule 4.l(g)(i) and (ii), respectively, are, with respect to Borrowers, (i) Borrowers' audited financial statements for the year ending December 31, 2005 and (ii) Borrowers' unaudited, management-prepared pro forma balance sheet as of the Closing Date (the "Pro Forma Financial Statements"). The Pro Forma Financial Statements present fairly the pro forma financial condition of Borrowers as of the dates thereof and the results (pro forma or actual, as the case may be) of operations for the period then ended, and are in accordance with the projected or actual (as the case may be) performance and books and records of Borrowers.

(h) Other Obligations and Restrictions. Except as previously disclosed on Schedule 4.1(h), Borrowers have no outstanding Debt of any kind (including contingent obligations, tax assessments, and forward or long-term commitments), other than Debt under the Loan Documents, which is material to Borrowers and not disclosed in the Pro Forma Financial Statements. No Tax Claim or other claim for past due Property Taxes or Severance Taxes exists. No Borrower is subject to or restricted by any franchise, contract, deed, charter restriction or other instrument or restriction which could materially and adversely affect either Borrower's financial condition, or either Borrower's ability to timely pay the Note and the other Obligations and to perfonn its obligations under the Loan Documents.

(i) Full Disclosure. No certificate, statement or other information delivered herewith or heretofore by Borrowers or General Partner to Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to Borrowers or General Partner necessary to make the statements contained herein or therein not misleading as of the date made or deemed made. No facts are known to Borrowers or General Partner that have not been disclosed to Lender in writing which could materially and adversely affect Borrowers' financial condition, or Borrowers' ability to timely pay or perfollu their obligations.

Litigation. Except as disclosed on Schedule 4.1(j), there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of Borrowers threatened, against Borrowers or General Partner before any federal, state, municipal or other court, department, commission, body, board, bureau, agency or instrumentality, domestic or foreign, and there are no outstanding judgments, injunctions, writs, rulings or orders by any such governmental entity against Borrowers or any of the Properties.

(k) ERISA Liabilities. There are no ERISA Plans with respect to which Borrower has any fixed or contingent liability, and Borrower is in compliance with ERISA in all material respects, if applicable.

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(1) Names and Places of Business. To the best of Borrowers' knowledge, except for the names changes of each Borrower that become effective immediately prior to Borrowers' execution and delivery of this Agreement and the other Loan Documents, no Borrower has, during the preceding five (5) years, been known by or used any other name. The principal office and principal places of business of Borrowers is set forth in Section 11.3. No Borrower does now have and has previously had any other office or place of business. No Borrower is or has engaged in any business or activity other than the acquisition, ownership, operation and development of the Properties.

(m) Unpaid Bills. Except as disclosed on Schedule 4.1(m) and except as incurred in the ordinary course of business and which are not yet due, Borrowers have no unpaid bills with respect to improvements to any of the Collateral which may give rise to mechanic's, materialman's or other similar liens arising by operation of applicable law should such bills remain unpaid.

(n) Title. Subject to Permitted Encumbrances, (i) Borrowers will have all legal and beneficial rights, title and interest in and to all production from or allocable to their Net Revenue Interests in the Properties and have the exclusive right to sell the same subject to the ORRI and any right of the owners of royalty interests to take their royalty interest in kind, and (ii) Borrowers will have good and Defensible Title to the Properties, the Equipment and to their other properties and assets. The Collateral will be owned by Borrowers free and clear of any Lien (other than Permitted Encumbrances). Borrowers' Working Interests are not greater than, and Borrowers' Net Revenue Interests are not less than, those stated on Exhibit "A" attached hereto.

(o) No Subsidiaries or Other Owners. Except as disclosed on Schedule 4.1(o), Borrowers do not have any Affiliate or own any equity interest in any other Person. No Borrower is a member of any joint venture or association of any type whatsoever except pursuant to an Industry Agreement. No Borrower is a party to any transaction of any kind with any Affiliate of Borrowers other than on fair and reasonable terms substantially as favorable to such Borrower as would be obtainable .by any Borrower at the time in a comparable arm's length transaction with a Person other than an Affiliate.

(p) Omissions and Misstatements. To Borrowers' and General Partner's knowledge after due inquiry, all written data, reports and information which Borrowers and General Partner have supplied to Lender or caused to be supplied by a third party on their behalf in connection with the obtaining of the credit facility provided for in this Agreement or in connection with the business transactions giving rise to Borrowers' seeking such credit are, taken as a whole, complete and accurate in all material respects and contain no material omission or misstatement.

(q) Holding Company. No Borrower nor General Partner is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

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(r) Investment Company. No Borrower nor General Partner is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

Environmental and Other Laws. Except as disclosed on Schedule 4.1(s), (i) Borrowers are conducting their business in material compliance with all applicable federal, state or local laws, including Environmental Laws, and have been and are in compliance with any licenses and permits required under any such laws which affect or relate to the Collateral; (ii) none of the operations or properties of Borrowers is the subject of federal, state or local investigation evaluating whether any material remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials; (iii) no Borrower has filed or received any notice under any federal, state or local law indicating that it is or may be responsible for the improper release into the environment, or the improper storage or disposal, of any material amount of any Hazardous Materials or that any Hazardous Materials have been improperly released, or are improperly stored or disposed of, upon the Properties; and (iv) no Borrower is aware of any material contingent liability under any Environmental Laws or in connection with the release into the environment, or the storage or disposal, of any Hazardous Materials, upon the Properties.

(t) Equipment. Schedule 4.1(t) sets forth all of the information described in Section 6.1 for all Equipment owned by Borrowers as of the Closing Date.

(u) Purchasers of Hydrocarbons, etc. All of the Purchasers of Hydrocarbons produced from or allocated to the Properties and all Pipeline Parties, and the most recent address of each such Persons as shown in Borrowers' records, are set forth on Schedule 4.1(u).

(v) Hydrocarbon Sales and Related Agreements. All existing agreements that are binding on Borrowers or the Properties and that are not terminable upon thirty (30) days or less notice for the sale, purchase, (including, but not limited to, calls on production and preferential rights to purchase production) gathering, transportation, handling, processing, treating and/or storage of Hydrocarbons are described on Schedule 4.1(v).

(w) Swap Agreements. All existing Swap Agreements or other hedge agreements to which any Borrower is a party or by which any Borrower is bound are described on Schedule 4.1(w).

(x) Employees. Except as set forth on Schedule 4.1(x), no Borrower is a party to any existing employment agreements, deferred compensation, stock option, bonus, consulting or retirement agreements or plans, or other employee benefit plans of any kind, including without limitation any pension or welfare benefit plans with any employee of any Borrower not terminable at-will. No Borrower maintains nor has ever maintained an Employee Pension Benefit Plan as defined in Section 3(a) of ERISA, or a multi employer plan as defined in Section 3(37) of ERISA. No employees of any Borrower are represented by any labor union or collective bargaining agreement, nor is any union organization effort pending or threatened against any Borrower.

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(y) Operations. WEO (i) has obtained all operating rights previously held by EBS Operating and covering the Properties in connection with the PSAs and serves as the Operator therefor and (ii) has obtained all necessary qualifications under the laws of Texas to serve as Operator.

(z) Ownership In Properties. Except through their respective ownership interests in Borrowers, no partners or shareholders of Borrower or any Affiliates of partners or shareholders of Borrowers own any interests in the Properties.

(aa) Lease Bank Agreement. As of the date of this Agreement, the Lease Bank Agreement has been terminated and no Borrower is owed, and no Borrower owes, any liability or obligation under the Lease Bank Agreement.

(bb) Project Area. Except for the Properties owned by the Borrowers, no Affiliate of either Borrower (including but not limited to Parent) owns or has the right to acquire an interest in any Lease, Unit or Well within the Project Area.

(cc) No Unusual Agreements. All agreements (including but not limited to any Industry Agreements) applicable to Borrower's Working Interest and Net Revenue Interest in the Properties are of the type generally found in the oil and gas industry and the gathering and transmission industry, as applicable, and do not (individually or in the aggregate) contain any unusual provisions which may operate in a material and adverse manner with respect to Borrower's Working Interest or Net Revenue Interest in the Properties.

ARTICLE V

NOTICE OF CERTAIN EVENTS

So long as any Obligations are owing to Lender under this Agreement or any other Loan Documents, Borrowers shall deliver to Lender or notify Lender of, as the case may be, the following items:

Section 5.1 Notice of Unmatured Event of Default, Event of Default and Other Matters. Borrowers shall notify Lender within five (5) Business Days after becoming aware of the existence of any Unmatured Event of Default or Event of Default or after becoming aware of any developments or other information which may materially and adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of Borrowers or their ability to perform their Obligations, including, without limitation, the following:

(a) any material dispute (including tax liability disputes) that may arise between any Borrower and any governmental regulatory body or law enforcement authority;

(b) the commencement of any material litigation or proceeding affecting any Borrower (whether by the filing of a complaint, service of process or by attachment or arrest of any asset);

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(c) any material labor dispute or controversy resulting in or threatening to result in a strike or work stoppage against any Borrower;

(d) any proposal by any public authority to acquire any assets or business of any Borrower;

(e) the location of any Collateral other than at the places indicated in or as permitted under the Loan Documents;

(1) any proposed or actual change of the name, identity or structure of any

Borrower;

any material loss or damage to any of any Borrower's property, business or operations;

(h) any environmental situation, circumstance or condition that causes or may cause Section 4.1(s) to be false; or

(i) any other matter which has resulted or may result in a material adverse change in the financial condition, operations or assets of any Borrower.

Section 5.2 Other Information. Borrowers shall provide such other information regarding the financial condition of Borrowers or any property of Borrowers as Lender reasonably may request from time to time.

ARTICLE VI

SECURITY; GUARANTY; ETC.

Section 6.1 Security. The Obligations will be secured by first priority Liens on the Collateral as set forth in the various Security Documents concurrently or hereafter delivered, including, without limitation, a separate Deed of Trust, Mortgage, Security Agreement, Financing Statement and Assignment of Production, covering the Properties (whether one or more, the "Deed of Trust"), the Security Agreement and the Pledge Agreement, each in form and substance satisfactory to Lender. Lender may in its sole discretion permit the counterparty under a Permitted Swap Agreement to obtain Liens from Borrowers covering, all or a portion of, the Properties that are pari passu with Lender's first prior liens; provided, however, Borrowers, Lender and such counterparty shall enter into an Intercreditor Agreement. Any time any Borrower obtains any new Property following Closing using any Loan proceeds hereunder, Borrower agrees to promptly execute and deliver to Lender a Deed of Trust and any other Security Documents described in this Section 6.1 to grant Lender a first priority lien in such Property, and further agrees to promptly execute and deliver an Overriding Royalty Interest Conveyance as required under Section 8.4.

Section 6.2 Perfection' and Protection of Security Interests and Liens. Borrowers will from time to time deliver to Lender any security agreements, financing statements, continuation statements, extension agreements, amendments, confirmations and other documents, properly completed and executed (and acknowledged when required) in form and substance satisfactory to Lender, which Lender reasonably requests for the purpose of perfecting,

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confirming, protecting or establishing the priority of any Liens or other rights in the Collateral securing any Obligations. Lender agrees not to submit the Letters in Lieu to any Purchaser of Production prior to the occurrence of an Event of Default.

Section 6.3 Release of Collateral. Upon the payment and performance in full by Borrowers of all Obligations (other than those arising under the Overriding Royalty Interest Conveyance), Lender shall deliver or cause to be delivered to Borrowers, at Borrowers' expense, releases and satisfactions of all Security Documents with respect to the Collateral and Borrowers shall deliver to Lender a general release of all of Lender's liabilities and obligations under the Loan Documents and an acknowledgment that the same have been terminated.

Section 6.4 Account Debtors. All account debtors (including any Operator, Purchasers of Hydrocarbons, Pipeline Parties and counterparties under Permitted Swap Agreements) relating to the Working Interests and/or Net Revenue Interests in the Properties and relating to Permitted Swap Agreements will receive notification from Lender (as assignee) and Borrowers, in form and substance satisfactory to Lender, of the assignment into the Lockbox or directly into the Lender Account of all proceeds (the "Notice of Assignment of Proceeds") from sales of all production from or allocable to Borrowers' Net Revenue Interests in the Properties and all other Gross Receipts into the Lockbox or directly into the Lender Account Borrowers shall use commercially reasonable efforts to obtain and deliver, within thirty (30) days after the Closing Date, from all Purchasers of Hydrocarbons, Pipeline Parties and counterparties under Permitted Swap Agreements, an executed Notice of Assignment of Proceeds which will instruct the Purchasers of Hydrocarbons, Pipeline Parties and counterparties under Permitted Swap Agreements to remit all proceeds from sales of all production from or allocable to the Net Revenue Interest of Borrowers in the Properties and all other Gross Receipts into the Lockbox or directly into the Lender Account. Lender may prohibit Borrowers from selling any Hydrocarbon production to a Purchaser that refuses to execute and deliver to Lender a Notice of Assignment of Proceeds. If Borrower receives any Gross Receipts, Borrowers shall promptly notify Lender and follow Lender's instructions regarding submitting such proceeds to the Lockbox or the Lender Account, and, until received by Lender, Borrowers shall hold such proceeds in trust for Lender.

Section 6.5 Location; Records. Except in the ordinary course of business, all Equipment owned by or on behalf of Borrowers will be kept at its current location, except as permitted by this Agreement or by the prior written consent of Lender, and except that, so long as no Unmatured Event of Default or Event of Default shall have occurred and be continuing, Borrowers may dispose of Equipment in accordance with the terms of the applicable Operating Agreements and may dispose of obsolete, broken or worn Equipment, in either case without Lender's consent but upon prior written notice to Lender if such disposition is not immaterial; provided that the proceeds of any such disposition shall either (i) be used to purchase substantially similar replacement Equipment or (ii) be delivered to Lender to be applied pursuant to Section 2.6(b). Borrowers will at all times hereafter keep correct and accurate records itemizing and describing the location, kind, type, age and condition of all Equipment currently owned or hereafter acquired by Borrowers, Borrowers' cost therefor and the accumulated depreciation thereon, all of which records shall be available during Borrowers' usual business hours upon reasonable notice of any officer, employee, agent or representative of Lender.

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Section 6.6 Maintenance. Borrowers will keep all of their Equipment in a good state of repair and good operating condition, will make all repairs and replacements when and where necessary, will not waste or destroy it or any part thereof, and will not be negligent in the care or use thereof. Borrowers shall repair and maintain all of their Equipment in a manner sufficient to continue the operation of Borrowers' business. Borrowers shall use their Equipment in accordance with law and the manufacturer's instructions.

Section 6.7 Dispositions. Where Borrowers are permitted to dispose of any Equipment under this Agreement or by consent thereto hereafter given by Lender, Borrowers shall do so in an arm's length transaction, in good faith and by obtaining the maximum amount of recovery practicable therefor and without impairing the operating integrity of their remaining Equipment or the Properties.

Section 6.8 Parent Guaranty. To further secure the full payment and perfounance of the Obligations, Borrowers shall cause Parent to execute and deliver a Guaranty to Lender.

ARTICLE VII

COVENANTS OF BORROWER

Section 7.1 Affirmative Covenants. Borrowers warrant, covenant and agree that until full and final repayment and perfoiiiiance of the Obligations and the termination of this Agreement, they will comply with the following covenants, or where such compliance is dependant on the Operator of any Properties for which no Borrower is the Operator, they will use commercially reasonable efforts to cause the Operator to comply with the following covenants:

(a) Payment and Performance. Borrowers will pay all amounts due to Lender under the Loan Documents in accordance with the terms thereof and will observe, perform and comply with every covenant, teim and condition expressed or implied in the Loan Documents.

(b) Compliance with Tax Laws. Borrowers shall comply with all federal, state or local laws and regulations regarding the collection, payment and deposit of employee income, employment, and social security and sales and use taxes and royalty payments.

(c) Books, Financial Statements and Reports. Borrowers will at all times maintain full and accurate books of account and records and a standard system of accounting and will furnish the following statements and reports to Lender at Borrowers' expense:

(i) As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, complete audited financial statements of Borrowers, prepared in reasonable detail in accordance with GAAP by a mutually agreeable independent accounting firm. These financial statements shall contain a balance sheet as of the end of such Fiscal Year and statements of earnings, and cash flows, and changes in partner's capital accounts for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year. The

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initial audited financial statements due under this Section 7.1(c)(i) are due on or before March 31, 2006 and will be for the Fiscal Year ending December 31, 2005.

(ii) As soon as available, and in any event within sixty (60) days after the end of each Fiscal Quarter, Borrowers' balance sheet as of the end of such Fiscal Quarter and statements of Borrowers' earnings and cash flows for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments.

(iii) Within ninety (90) days after the end of each Fiscal Year, a comfort letter prepared by Parent's auditor or a mutually agreeable independent accounting firm confirming that such firm has, on behalf of Borrowers, reviewed the joint interests billings ("J113s") charged to Borrowers by the Operator during the prior Fiscal Year and confirmed that the JIBs presented to Borrowers by Operator accurately account for the amounts owed by and to Borrowers under the applicable Operating Agreements during that period.

(iv) As and when furnished, copies of all reports and other information provided by any other Person to Borrowers in connection with the Loan Documents. Borrowers may arrange for such reports and information to be provided directly to Lender by the Person providing the same to Borrowers.

(v) Within three (3) Business Days after the end of each Fiscal Quarter, a report setting forth any change in the list of Purchasers of Hydrocarbons and Pipeline Parties listed on Schedule 4.1(u).

(d) Other Information and Inspections. Borrowers will furnish to Lender any information which Lender may from time to time request concerning any covenant, provision or condition of the Loan Documents or any matter in connection with Borrowers' assets, business and/or operations. Borrowers will permit representatives appointed by Lender (including independent accountants, agents, attorneys, appraisers and any other Persons) to visit and inspect, during reasonable business hours and upon two (2) Business Days written notice, any of Borrowers' property, including their books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and Borrowers shall permit Lender or its representatives to investigate and verify the accuracy of the information furnished to Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives.

(e) Reserve Reports. On or before March 31 of each year (but effective as of the preceding December 31) and on or before September 30 of each year (but effective as of the preceding June 30), Borrowers shall cause the preparation and delivery to Lender of petroleum engineering reports in a form satisfactory to Lender (collectively, the "Reserve Reports" and individually, a "Reserve Report"). Lender shall also have the right to request and receive from Borrowers, within 90 days of such request, one additional Reserve Report during the course of each calendar year, which shall update the

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last Reserve Report previously delivered by Borrowers with an effective date of no earlier than 90 days prior to the date of delivery of such additional Reserve Report. Each Reserve Report to .be delivered hereunder shall be prepared by an Engineer; provided that, with regard to the Reserve Report effective January 1, 2006 and thereafter, Lender approves LaRoche Petroleum Consultants, Ltd., as the Engineer unless, for periods following January 1, 2006, Lender provides Borrowers 60-day prior written notice that Lender does not consider such Person a satisfactory Engineer. All Reserve Reports required by this paragraph shall be prepared at Borrowers' sole expense. Each Reserve Report shall set forth updated estimates of Proved Reserves which are further categorized as Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves, Proved Undeveloped Reserves, and shall also set forth projected production profiles and overall economics of the Properties. Furthermore, the additional parameters and guidelines set forth on Schedule 7.1(e) shall also be applied in the preparation of each Reserve Report. Each Reserve Report will be based on the following assumptions:

(i) Oil and gas pricing used will be determined by Lender based on eighty-five percent (85%) of futures market prices reduced by, in Lender's sole discretion, (A) the historical average basis differential between the pricing employed by independent third-party over-the-counter counterparties compared to the prevailing wellhead prices at the production location and (B) any other adjustments as may be necessary including but not limited to gathering, transportation, and processing fees, and further adjusted to reflect the economic effect of transactions under any Permitted Swap Agreement.

(ii) Average lease operating expenses and production taxes will be derived by the Engineer(s) who prepare such report from the Operator's best estimate and, in any event, not less than the historical operating expenses, subject to Lender's approval (which shall not be unreasonably withheld).

(f) Notice of Investigations or Proceedings. Borrowers shall give Lender immediate written notice of any proceeding at law or in equity against Borrowers, or any investigation or proceeding before or by any administrative or governmental agency.

(g) Notice of Damage to Collateral. Borrowers shall give Lender prompt written notice of any destruction or substantial damage to any of the Collateral and of the occurrence of any condition or event which has caused, or may cause, material loss or depreciation in the value of any Collateral.

(h) Maintenance of Licenses. Borrowers shall maintain all licenses, permits, charters and registrations which are required for the conduct of their businesses.

(i) Maintenance of Rights. Borrowers will maintain, preserve, protect and keep all of their contractual and property rights, other than in connection with the Loan Documents and will not waive, amend or release any such rights without the prior written consent of Lender.

(j) Maintenance of Existence and Qualifications. Borrowers will maintain and preserve their corporate and limited partnership existence, as applicable, and their

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rights and franchises in full force and effect and will qualify and/or remain qualified to do business as a foreign corporation and limited partnership, as applicable, in all states or jurisdictions where required by applicable law.

(k) Payment of Trade Debt. Borrowers will (i) timely pay all taxes, assessments and other governmental charges or levies imposed upon them or upon their income, profits or property; (ii) within 30 days after the same becomes due pay all Debt (other than the Obligations) owed by them, in connection with the preceding clauses (i) and (ii) except to the extent Borrowers are disputing such items in good faith; and (iii) maintain appropriate accruals and reserves for all of the foregoing Debt in accordance with GAAP_

(1) Creditors. Promptly upon Lender's request, Borrowers shall provide Lender with a statement showing the identity of Borrowers' creditors, the amount due to each and the date each payment is due thereunder. Borrowers shall notify Lender immediately if any Borrower fails to make any payment to lessors, suppliers, vendors, owners of royalty interest, tax authorities or other Persons, where such nonpayment could result in any Lien against any item of Collateral or otherwise interfere with or jeopardize performance by any Borrower of its obligations under the Loan Documents.

(m) Interest. Borrowers hereby promise to pay interest to Lender on all Obligations (including Obligations to pay fees or to reimburse or indemnify Lender) at the Interest Rate with respect to the principal amount of the Loans as set forth in Section 2.2 and otherwise as stated in Section 7.1(fj) after such Obligations become due. Borrower further agrees that any interest, which has accrued and is not paid when due, shall be added to and become part of the principal under the Note.

(n) Compliance with Regulations, Orders and Law. Borrowers will conduct their business and affairs in compliance with all laws, regulations and orders applicable thereto, including without limitation, Environmental Laws and the regulations of any state or federal agency which has jurisdiction over the exploration and production activities to be conducted on any Property.

(o) Insurance. Borrowers shall keep or cause to be kept all of the Collateral that are fixtures or personal property insured in an amount as lender may require from time to time and subject to coverage that is commercially reasonable and customary within the oil and gas industry and issued by companies satisfactory to Lender. Borrowers shall deliver the policy or policies of such insurance or certificates of insurance to Lender and such policies and all proceeds thereof shall be security for all Obligations. All such insurance shall contain endorsements in form reasonably satisfactory to Lender showing Lender as a loss payee and additional party insured as its interest may appear.

(p) Policy Counterparts or Certificates of Insurance. Borrowers shall deliver to Lender valid counterparts of all insurance policies and all endorsements thereto (or, at its option, valid certificates of such insurance) which are required hereunder to be obtained and maintained by Borrowers.

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(q) Prudent Operations. Borrowers shall prudently develop, and cause the Properties to be continuously operated and maintained to produce the output from or allocable to such Property over the productive life thereof in a good and workmanlike manner consistent with prudent operator practices.

(r) Maintenance of Leases. Borrowers shall use commercially reasonable efforts as a prudent operator to keep and perform all of the tellus, conditions and covenants of the Leases constituting Properties which are to be kept and performed by the lessee for the benefit of the Lender and the holder of the ORR1.

(s) Weekly/Daily Field Activity Reports. Beginning 60 days after Closing, Borrowers shall provide Lender, to the extent possible, by telecopy or e-mail, a weekly report on Tuesday of each week detailing all drilling, completions and workovers for the preceding week with respect to the Properties in form and substance reasonably satisfactory to Lender. At Lender's request, Borrowers will provide such reports on a daily basis for activities associated with major expenditures or other extraordinary circumstances.

(t) Weekly Production Reports. Beginning 60 days after Closing, Borrowers shall provide Lender with weekly reports by telecopy or e-mail setting forth the quantities, types and specifications of Hydrocarbons produced from or allocable to each of the Properties, in form and substance reasonably satisfactory to Lender and a report detailing all costs and expenses associated with the activities specified in the reports delivered pursuant to this Section 7.1(t) for the preceding week.

(u) Monthly Review Conference. At Lender's request, within fourteen (14) days after Borrowers have submitted to Lender each monthly Property Operating Statement pursuant to Section 2.6, representatives of Lender and Borrowers shall meet at a mutually acceptable time and place to conduct a monthly review conference that will focus on, among other things, the data contained in the most recently submitted Property Operating Statement and such other operational and financial data and information as Lender may reasonably request.

(v) Operating Reports. Within thirty (30) days of the Closing, and on a calendar quarterly basis thereafter, Borrowers shall provide Lender with a rolling revenue, lease operating expense and capital expenditure forecast by month covering Borrowers' interest in the Properties for the succeeding 12 month period ("Operating Report"). Such Operating Reports shall include a brief discussion by Borrowers of operating and financial variances from the prior Operating Report delivered to Lender.

(w) AFEs. Borrowers shall provide Lender with all AFEs, representing an estimate of work to be done, each of which shall be supported by appropriate invoices, bids, estimates, contracts or other support, prior to commencing the activity contemplated by such AFE.

(x) Hydrocarbon Production Swap Agreements. In addition to the initial Permitted Swap Agreement described in Section 2.9, Borrowers will from time to time, upon thirty (30) days' notice by Lender, enter into one or more Hydrocarbon price swaps

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pursuant to a Permitted Swap Agreement in form and substance reasonably satisfactory to Lender, such that up to but not more than ninety percent (90%) of the volume of Borrowers' Net Revenue Interest share of the Proved Developed Producing Reserves scheduled to be produced during the term of this Agreement, but not beyond the Loan Termination Date (based upon the most recent Reserve Report) and in an amount not to exceed the sum of (i) the outstanding Obligations plus (ii) any undrawn availability under this Agreement plus (iii) the total availability under the Permitted Swap Agreement, are dedicated to the Permitted Swap Agreements or such other price risk management program as approved by Lender; provided, however, if projected Net Revenue is insufficient to fully amortize the Loans by their stated maturity, as more particularly described in Section 10.1(h)(i), Lender may require that Borrowers enter into one or more such swaps for a term or terms that extend beyond the Loan Termination Date. Borrowers and Lender shall endeavor to agree upon a swap strategy that will most accurately reflect the make-up and pricing of the Hydrocarbons produced and sold by Borrowers, but if the parties are unable to agree on the swap strategy, Borrowers shall not be released from their obligation to implement the Permitted Swap Agreement(s) required by this Section 7.1(x).

(y) Post-Closing Title Opinions. Borrowers will deliver to Lender, within sixty (60) days following the Closing Date, Title Opinions covering Leases comprising 85% of the PWIO of Borrowers' Proved Developed Producing Reserves in the Properties as of Closing showing Defensible Title to the Properties in Borrowers subject only to: (i) a first priority lien created by the Deed of Trust and the ORRI, each in favor of Lender, and (II) the Permitted Encumbrances, and otherwise satisfactory in form and substance to Lender.

(z) Legal Fees; etc. Borrowers will pay, on or before the Closing Date, all third-party and out-of-pocket costs, fees and expenses incurred by Lender in connection with this Agreement, including, without limitation, all title, due diligence, environmental, engineering, technical, travel, legal and related expenses incurred by Lender in connection with the Credit Agreement and the Loan Documents and the transactions contemplated thereunder (to be financed by Lender as a portion of the Initial Loan) up to a maximum of $85,000, and, thereafter, reimburse Lender for all such expenses incurred in connection therewith, including, without limitation, any subsequent amendment, mortgage, extension, release or renewal of any Loan Document or the legal expenses attributable to the enforcement of the same or continuing or additional due diligence.

(aa) Environmental Compiia_nce. Within sixty (60) days of Closing, Borrowers shall (i) remedy all material matters set forth in the Environmental Report and any environmental compliance issues listed on Schedule 4.1(s) so as to be in compliance in all material respects with all applicable Environmental Laws and (ii) provide all relevant information to Lender in relation thereto.

(bb) Facility Fee. The Facility Fee in relation to the Initial Fee shall be earned and payable by Borrowers to Lender out of the Initial Loan advances evidenced by the Note. A Loan in the amount of the Facility Fee will be deemed to have been advanced by Lender to Borrowers on the Closing Date, with such Facility Fee having been deemed contemporaneously paid by Borrowers to Lender. Each time Lender advances a Loan

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(other than the Initial Loan), a Loan in the amount of an additional Facility Fee will be earned and Borrowers shall be deemed to have requested that Lender advance to Borrowers such additional Facility Fee on such date, with such additional Facility Fee having been contemporaneously paid by Borrowers to Lender.

 (cc) Development Operations. Borrowers shall submit a Request for Commitment to Lender for each of proposed Development Operation for which Borrowers seek funding hereunder. With respect to all Development Operations that are approved by Lender as set forth in Section 2.1(b), Borrowers shall conduct all such Development Operations in accordance with and within the cost and time parameters specified in the Request for Commitment specific to those Development Operations; provided that Lender is not obligated to commit funds for Development Operations except as specifically described in Section 2.1(b) for any specific Development Operations, including any associated cost overruns; and provided further that if Borrowers are unable to conduct all such Development Operations within the amounts funded as the Development Loans described in the specified Request for Commitment, Borrowers shall use their own capital to conduct and complete all such Development
Operations. Borrowers' intent, willingness and ability to conduct each of the Development Operations and the actual implementation of such Development Operations is a material inducement to Lender's entry into this Agreement, in the absence of which Lender would not have done so. Time is of the essence in the proposal and conduct by Borrowers of each of the Development Operations approved by Lender.

(dd) Protection Against Drainage. Until the Obligations have been fully and finally paid and performed, (i) to the extent that Properties are operated by Borrowers, Borrowers shall act as a prudent operator in an effort to identify and prevent the occurrence of any drainage of Hydrocarbons from the Properties and (ii) to the extent that Properties are not operated by Borrowers, Borrowers shall utilize their property and contractual rights as a prudent owner in an effort to identify and prevent the occurrence of any drainage of Hydrocarbons from the Properties.

 (ee) Expenditures Related to Initial Loan. On or before thirty (30) days following the Closing Date, Borrowers will deliver to Lender a report which provides an itemized and detailed description of the expenditures paid with the Initial Loan proceeds, together with all relevant documentation evidencing such expenditures.

 (ff) Interest on Lender's Third Party Costs, Expenses and Fees. All third-party costs, fees and expenses incurred by Lender for which Borrowers are obligated to pay or reimburse Lender pursuant to the provisions of this Agreement which are not paid on or before the Closing Date in accordance with Section 7.1(z) shall be payable within fifteen (15) days after Borrowers' receipt of an invoice therefor from either Lender or its third-party consultants or vendors and Borrowers shall pay interest at the Default Rate from the date payable until paid on all such amounts.

(gg) Further Assurances. Borrowers agree, upon request of Lender and at Borrowers' expense, to furnish to Lender such information, to execute and deliver to Lender such documents, and to do such other acts and things, all as Lender may reasonably request.

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(hh) Administration Fee. At Closing, and on the last day of each Fiscal Quarter, Borrower shall pay to Lender an administration fee in the amount of $5,000 ("Administration Fee"). The initial Administration Fee shall be deemed advanced by Lender to Borrower on the Closing Date as part of the Initial Loan and paid by Borrower to Lender contemporaneously therewith, and each subsequent Administration Fee shall be paid by Borrower to Lender as part of the Obligations pursuant to Section 2.6.

Section 7.2 Negative Covenants. Borrowers warrant, covenant and agree that until the full and final repayment and performance of the Obligations and the termination of each of the Loan Documents (other than the Overriding Royalty Conveyance):

(a) Limitation on Sales of Collateral. Borrowers will not sell, transfer, lease, exchange, alienate or otherwise dispose of any Collateral or any interest therein except for: (i) sales of Hydrocarbon production in the ordinary course of business, (II) dispositions expressly permitted by other provisions of this Agreement, including the Sale of a Promoted Interest pursuant to Section 11.13, and (iii) dispositions to which Lender has granted its express written consent.

(b) Limitation on Distributions. Without Lender's prior written approval, Borrowers shall not, either directly or indirectly, make any distribution, pay any compensation, or make any advances to any of its partners; provided that nothing in this subpart (b) shall prevent or prohibit Borrowers from (i) making payments permitted by Section 7.2(e) to officers, directors and employees who are also partners, (ii) distributing (as long as no Unmatured Event of Default or Event of Default then exists or would result from such distributions) to their partners (A) those receipts identified in Section 2.6(c), (B) the proceeds of any Overhead Advance, or (C) a portion of the Initial Loan up to an amount equal to the Reimbursed Costs, or (iii) to the extent no Event of Default has occurred and is continuing, distributions for the payment of Corporate Income Taxes.

(c) Limitation on Credit Extensions. Without Lender's prior written approval, Borrowers will not extend credit, make advances or make loans to any Person, whether or not an Affiliate of any Borrower.

(d) Certain Contracts; Amendments; ERISA Plans. Without Lender's-prior written approval, Borrowers will not amend or permit any amendment to any contract or lease which releases, qualifies, limits, makes contingent or otherwise detrimentally affects the rights and benefits of Lender under or acquired pursuant to any Loan Documents. Borrowers will not incur any fixed or contingent obligation to contribute to any ERISA Plan.

(e) Compensation. Borrowers shall not, directly or indirectly, enter into any employment agreement or other arrangement with or for the benefit of an officer, director or employee of Borrowers other than reasonable compensation for services as an officer, director, employee or third-party provider of services. No fee shall be paid to any Person for serving as the General Pastiler, except any commercially reasonable and necessary expenses incurred by the General Partner on behalf of Borrowers shall be reimbursed by Borrower_ Notwithstanding the foregoing, any such expenses or compensation permitted

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under this Section 7.2(e), shall be payable only out of Net Revenue distributed to Borrowers pursuant to Section 2.6(d).

(f) Debt. Except (i) for Debt (A) arising in connection with Permitted Encumbrances or (B) related to the Pipeline and included on Schedule 4.1(h) or (ii) as otherwise expressly provided in this Section 7.2(f), Borrowers shall not (x) create, incur, assume or suffer to exist any Debt, except Obligations to Lender hereunder and trade payables incurred in the ordinary course of Borrowers' business, or (y) sell, discount or factor their accounts, instruments, intangibles, leases or chattel paper; provided, however, Borrowers may incur Debt not to exceed $150,000 in the aggregate at any time outstanding with regard to direct costs and expenses incurred in the operation of the Properties.

(g) Guarantees. Except as expressly provided herein, Borrowers shall not assume, Guarantee, or endorse or otherwise become directly or contingently liable in connection with any other liability of any other Person except for the indemnification contained herein.

(h) Acquisition. Borrowers shall not acquire or commit or agree to acquire any of the stock, securities or assets of any other Person other than as disclosed in writing to, and approved by, Lender in connection with Borrowers' acquisition of any of the Properties.

(i) Cancellation of Claims. Borrowers shall not cancel any claim or Debt in excess of a total of $15,000 in the aggregate during the term of this Agreement, except for reasonable consideration and in the ordinary course of their businesses.

Defaults. Except as previously disclosed to Lender, Borrowers shall not cause a default under any lease, mortgage, deed of trust or lien on real estate owned or leased by Borrowers including an Unmatured Event of Default or an Event of Default.

(k) Security Interests and Liens. Borrowers shall not suffer to exist any valid lien, encumbrance, mortgage or security interest or consent to the filing of any financing statements on any of the Collateral other than the Liens created by the Loan Documents granted herein and Permitted Encumbrances.

(1) Creation of Subsidiary. Borrowers shall not (i) create any direct or indirect subsidiary or divest themselyes of any material assets by transferring them to any future subsidiary or by entering into a partnership, joint venture or similar arrangement, (ii) make, or permit the General Partner to make, any material change in its capital structures, or (iii) enter into any management contract permitting a third party any management rights with respect to Borrowers' business.

(m) Certain Changes. Borrowers shall not transfer their principal office or their registered offices from their current locations or change their name or keep Collateral at any location(s) other than those at which the same are presently kept or without written consent of Lender. Borrowers shall not change their Fiscal Year.

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(n) Loan Documents. Borrowers shall not alter, amend or cause the alteration or amendment of any of the Loan Documents without the prior written consent of Lender.

(o) Amendments to Formation Documents. Without Lender's prior written approval, Borrowers shall not (i) adopt any amendment, modification or waiver of any provision of their Certificates of Incorporation, Bylaws, Certificates of Limited Partnership or Agreements of Limited Partnership, as applicable, nor shall Borrowers permit General Partner to adopt any amendment, modification or waiver of any provision of its Certificate of Organization or its Limited Liability Agreement or (ii) opt into Chapter 8 of the Texas Uniform Commercial Code for purposes of determining whether the partnership interests issued by Borrowers are "securities" as defined under that Chapter.

(p) Investments. Without Lender's prior written consent, Borrowers will not make, or suffer to exist, any Investment except Investments in certificates of deposit or other obligations of a bank or trust company having capital, surplus and undivided profits of at least $100,000,000, or obligations of the United States government or any agency thereof.

(q) Partners; General Partner. Without Lender's prior written consent, Borrowers will not permit General Partner to withdraw or be removed as General Partner, nor shall Borrowers permit the membership interests or voting rights with respect to the membership interests of the General Partner be sold or transferred by the current owners thereof.

(r) Change of Operator. Borrowers shall not take any action to remove any Operator of any of the Properties and shall not take any action to appoint, remove or replace any other Operator without Lender's prior written consent.

Affiliate Transactions. Borrowers shall not enter into one or more transactions with any Affiliate of any Borrower, except with Lender's prior written approval and then only to the extent the terms of any such transaction are fair and reasonable (at least as favorable as would be obtainable by such Borrower at the time in a comparable arm's length transaction with a Person other than an Affiliate).

(t) Ratios. Borrowers shall not permit at any time (i) the market value of their combined current liabilities (excluding from the calculation of current liabilities the Loans and any required mark-to-market of unliquidated commodity-hedge contracts required under FASB 133) to exceed the market value of their combined current assets (excluding from the calculation of current assets any required mark-to-market of unliquidated commodity-hedge contracts required under FASB 133) (calculated in accordance with GAAP) and (ii) their Loan to Value Ratio to be greater than (A) 1.0 to 1.0 for the period commencing on the date Lender receives the Reserve Report dated effective as of June 30, 2007 or (B) 0.7 to 1.0 for the period commencing on the date Lender receives the Reserve Report dated effective as of June 30, 2008 and at any time thereafter.

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(u)PSAs. Without Lender's prior written consent, Borrowers will not amend or otherwise modify, or agree to amend or modify either PSA.

ARTICLE VIII

FURTHER RIGHTS OF LENDER

 Section 8.1 Maintenance of Security Interests. Borrowers authorize Lender to execute alone any financing statement or other documents or instruments that Lender may require under Section 6.2 to perfect, protect or establish any Lien hereunder or under any Security Documents and further authorizes Lender, upon notice to Borrowers, to sign Borrowers' names on the same. Borrowers hereby authorize Lender, during the continuance of any Event of Default, to appoint such Person or Persons as Lender may designate as its agent and attorney-in-fact to endorse the name of any Borrower on any checks, notes, drafts or other forms of payment or security that may come into the possession of either Lender or any Affiliate of Lender, to sign any Borrower's name on invoices or bills of lading, drafts against customers, notices of assignment, verifications and schedules and, generally, to do all things necessary to carry out this Agreement and the Security Documents. The powers granted herein, being coupled with an interest, are irrevocable. Neither Lender nor the agent and attorney-in-fact shall be liable for any act or omission, error in judgment or mistake of law so long as the same is not malicious or grossly negligent. Upon payment and performance of all Obligations of Borrowers to Lender, such power of attorney will become null and void.

 Section 8.2 Performance of Obligations. In the event that Borrowers fail to purchase or maintain insurance in accordance with the requirements of this Agreement, or to pay any tax, assessment, government charge or levy, except as the same may be otherwise permitted hereunder, or in the event that any Lien prohibited hereby shall not be paid in full or discharged, or in the event that Borrowers shall fail to perform or comply with any other covenant, promise or Obligation to Lender hereunder or under any Loan Document, Lender may, but shall not be required to, perform, pay, satisfy, discharge or bond the same for the account of Borrowers, and all monies so paid by Lender, including, without limitation, reasonable attorneys' fees and disbursements, shall be treated as an additional Obligation of Borrowers to Lender hereunder and under the Loan Documents.

 Section 8.3 Access to Collateral. In addition to Lender's rights under Section 7.1(d), upon the occurrence and during the continuance of an Event of Default, Lender may (i) enter Borrowers' premises at any time on reasonable notice; and (II) until it completes the enforcement of its rights in the Equipment or other Collateral subject to its Lien and the sale or other disposition of any property subject thereto, take possession of such premises without charge, rent or payment therefor, or place custodians in control thereof, remain on such premises and use the same and any of Borrowers' Equipment and other Collateral for the purpose of completing any work in process, preparing any Collateral for disposing of or collecting any Collateral.

 Section 8.4 Overriding Royalty Interest. ORRIs Conveyed at Closing. At Closing, Borrowers shall assign to Lender an ORRI (i) equal to one percent (1.0%) of 8/8ths proportionately reduced to Borrowers' Working Interest in the Properties, including the Leases described on Exhibit "A" and Wells described on Exhibit "A" and related Units, and (ii) an additional one and one-half percent (1.50%) of 8/8ths proportionately reduced to Borrowers' Working Interest in each Well described on Exhibit "A" and related Unit, in each case by

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executing and delivering to Lender the Overriding Royalty Interest Conveyance. The effective date of the ORRI conveyed to Lender at Closing will be March 1, 2006.

(a) Additional ORRIs Conveyed After Closing. In addition to the ORRI assigned to Lender at Closing pursuant to Section 8.4(a) above, Borrowers shall, contemporaneous with each advance by Lender under a Development Loan and to the extent not previously assigned to Lender, assign to Lender an ORRI (i) equal to an additional one percent (1.00%) of 8/8ths proportionately reduced to Borrowers' Working Interests in any Leases and Wells (and related Units) acquired after the Closing Date which are paid for in whole or in part with Development Loans, and (ii) an additional one and one-half percent (1.50%) of 8/8ths proportionately reduced to Borrowers' Working Interest in each new Well (i.e., other than the Wells described on Schedule 2.1(b) or Exhibit "A" but including any Well acquired in a transaction pursuant to Section 8.6 below) and related Unit for which Lender advances a Development Loan, in each case by executing and delivering to Lender the Overriding Royalty Interest Conveyance.

Section 8.5 Set-Off Rights. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right to set-off and apply against the Obligations in such manner as Lender may determine, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Lender or any depositary to any Borrower whether or not the Obligations are then due, except for any amounts owing to third-party Working Interest and royalty interest holders of which Lender shall have been notified. Lender shall provide reasonable notice to. Borrowers following any application of such funds. As further security for the Obligations, Borrowers hereby grant to Lender a security interest in all money, instruments, and other property of Borrowers now or hereafter held by Lender, including, without limitation, property held in safekeeping. In addition to Lender's right of set-off and as further security for the Obligations, Borrowers hereby grant to Lender a security interest and lien in all deposits (general or special, time or demand, provisional or final) and other accounts of Borrowers now or hereafter on deposit with or held by Lender or any depositary and all other sums at any time credited by or owing from Lender or any depositary to any Borrower. The rights and remedies of Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Lender may have.

Section 8.6Right of Lender to Finance Affiliate Prospects in Project Area.
(a) Right to Finance Acquisitions. If, at any time after the date of this Agreement, any Affiliate of either Borrower acquires an interest in any Lease, Unit or Well within the Project Area (an "Affiliate-Owned Barnett Interest"), Borrowers shall promptly prepare and submit to Lender a Request for Commitment requesting a Development. Loan advance to purchase such Affiliate-Owned Barnett Interest on the same terms and at the same price as such Affiliate acquired the interest. The approval of each such Request for Commitment will be at the sole and absolute discretion of Lender. If Lender approves the Request for Commitment, Borrowers shall promptly (i) cause such Affiliate to assign such Affiliate-Owned Barnett Interest to Borrowers, (ii) execute and deliver to ,Lenders a supplement to the Deed of Trust covering such Affiliate-Owned Barnett Interest and (iii) assign to Lenders the ORRI in accordance with Section 8.4 above.

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 (b) Right to Finance Development. If, at any time after the date of this Agreement, any Affiliate of either Borrower proposes to drill any new Well(s) on an Affiliate-Owned Barnett Interest—and without regard to whether Lenders have previously declined to approve a Request for Commitment from Borrowers to acquire such Affiliate-Owned Barnett Interest—Borrowers shall promptly prepare and submit to Lender a Request for Commitment requesting a Development Loan advance to purchase such Affiliate-Owned Barnett Interest (on the same terms and at the same price as such Affiliate acquired the interest) and drill the proposed Well(s). The approval of each such Request for Commitment will be at the sole and absolute discretion of Lender. If Lender approves the Request for Commitment, Borrowers shall promptly (i) cause such Affiliate to assign such Affiliate-Owned Barnett Interest to Borrowers, (ii) execute and deliver to Lenders a supplement to the Deed of Trust covering such Affiliate-Owned Barnett Interest and (iii) assign to Lenders the ORRI in accordance with Section 8.4 above.

ARTICLE IX

CLOSING; CONDITIONS TO CLOSING

Section 9.1Closing. Subject to the conditions set forth in this Agreement, the closing shall occur at a mutually agreeable time on or before March, 2006 (the "Closing"). The date the Closing actually occurs is hereby called the "Closing Date." The Closing shall be held at the offices of Lender's counsel in Houston, Texas, or at such other place as Borrowers and Lender may agree in writing.

 Section 9.2 Conditions to Closing. As conditions precedent to the making of the Initial Loan hereunder and to the making of any other Loans, Lender shall have obtained approval of its management and Borrowers shall deliver to Lender the following items duly executed (where required) and in form and substance satisfactory to Lender and its counsel:

(a) the Note and multiple counterparts of this Agreement and satisfactory evidence in Lender's sole discretion that the PSAs have irrevocably closed and in relation thereto, Borrowers own all the interests in the Properties;

(b) a Permitted Swap Agreement covering matters addressed in Section 2.9,

together with the Intercreditor Agreement executed by the counterparty thereunder;

 (c) the Overriding Royalty Interest Conveyance, the Deed of Trust, the Security Agreement, the Pledge Agreement and the other Loan Documents and in as many counterparts as Lender may require;

(d) duly executed copies of the assignment instruments contemplated as closing conditions under the PSAs, as Lender may request;

(e) a certificate of an authorized officer of Parent and General Paltimer on behalf of each Borrower dated the Closing Date, certifying the incumbency of their officers executing this Agreement and any other documents required hereby and certifying resolutions adopted by the board of director, board or managers or similar governing body Borrowers, Parent and General Partner authorizing their respective execution and delivery of this Agreement, the Note, the Deed of Trust, the other Loan

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Documents and all other documents and instruments contemplated by this Agreement to which each of them is a party;

a certificate of an authorized officer of Parent and General Partner on behalf o each Borrower dated the Closing Date, certifying the truth and accuracy of the representations and warranties of Borrowers set forth in this Agreement and Borrowers' performance and compliance with all agreements and covenants required by this Agreement to be performed or complied with prior to the making of the Loans;

(g) a certificate of an authorized officer of General Partner on behalf of each Borrower dated the Closing Date, certifying the truth and accuracy of the following lists to be provided by Borrowers: (i) a list dated the Closing Date of all existing sales contracts and all Purchasers of Production and Pipeline Parties; (ii) a list of all mechanics' and materialmen's liens (and other similar liens), and liens under operating and similar agreements, to the extent the same relate to expenses incurred in the ordinary course of business; (iii) a list of statutory liens for taxes which are not yet delinquent; and (iv) a list of all outstanding Debts of Borrowers;

(h) Certificates of Limited Partnership of each of the Borrowers certified by the Secretary of State of the state of their formation and their Agreement of Limited Partnership certified by an authorized officer of General Partner, together with the Articles of Organization and the Limited Liability Company Agreement of the General Partner certified by the Secretary of State of the state of its formation and certified by an authorized officer of the General Partner;

certificates, as of the most recent dates practicable, of the Secretary of State of Texas attesting to Borrowers' and General Partner's existence, as applicable, and of each state in which Borrower and General Partner are qualified to do business as a limited partnership and a limited liability company, respectively, attesting to such qualification, and from the comptroller or department of revenue or taxation of each of the foregoing states, as to the good standing of Borrowers and General Partner;

the written opinion of Borrowers' counsel dated the Closing Date and addressed to Lender;

(k) evidence that Borrowers have obtained insurance in accordance with

Sections 7.1(o) and (p);

(1) title materials satisfactory to Lender establishing that Borrowers have acquired and/or own Defensible Title to the Properties, subject only to Permitted Encumbrances;

(m) the Pro Forma Financial Statements of Borrowers as of the Closing Date;

(n) the results of a Uniform Commercial Code search showing all financing statements and other documents or instruments on file against Borrowers and General Partner from the Offices of the Secretary of State of the States in which Borrowers and General Partner are formed;

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(o) fully executed Petro Releases satisfactory to Lender covering all the liens and security interests granted in connection with the EBS Loans and evidence satisfactory to Lender of the payment in full of the EBS Loans;

(p) evidence satisfactory to Lender that it is obtaining first priority security interests and liens on the Collateral;

(q) any and all fees required under this Agreement are paid in full; and

(r) such other documents and instruments as T .ender may reasonably request.

Section 9.3 Additional Conditions to Loans. In addition to the conditions set forth in Section 9.2 above, each Loan (including the Initial Loan) to be made by Lender shall be subject to Borrowers' satisfaction or Lender's written waiver of each of the following conditions:

(a) There is no Event of Default, Unmatured Event of Default or Tax Claim;

(b) All of Borrowers' representations and warranties made in any Loan Document shall be true and correct as if made on the date of such Loan (except to the extent that the facts upon which such representation are based have been changed by the extension of credit hereunder);

(c) Borrowers shall have performed and complied with all agreements and conditions in the Loan Documents which are required to be performed or complied with by them on or prior to the date of such Loans;

(d) No law, regulation, order, judgment or decree of any governmental authority is in effect or pending which shall enjoin, prohibit or restrain such Loan or impose, or result in the imposition of, any adverse condition upon Lender;

(e) Lender shall have received all documents and instruments which Lender has then reasonably requested as to, (i) the accuracy and validity of or compliance with all representations, warranties and covenants made by any Person in any Loan Document, (ii) the satisfaction of all conditions contained herein or therein, and (iii) all other matters pertaining hereto and thereto. All such additional documents and instruments shall be satisfactory to Lender (in reasonable exercise of its discretion) in form, substance, and date;

(f) Lender shall have received satisfactory due diligence analysis including, but not limited to, financial and operational data, title and environmental review, all such data to be provided by Borrowers;

(g) Lender shall have received satisfactory information regarding existing operating agreements and also all existing gas sales and oil sales which will include, for gas sales on a well-by-well basis, where applicable, transportation costs, gathering costs, processing costs; gas stream heating content, then-current market prices for gas of similar quality and copies of existing sales contracts and for oil sales, individual well specific

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gravity of produced oil, transportation costs, sulfur content, purchase bonuses, then-current market prices for oil of similar quality, and copies of existing sales contracts;

(h) To the extent Borrowers have not previously delivered them to Lender in connection with a prior Loan, Borrowers shall have (i) executed and delivered to Lender any agreement, document, instrument or other Loan Document required of Borrowers in connection with the Loan requested and (ii) to the extent any agreement, instrument, report or other documents to be prepared or executed by any other Person and delivered to Lender in accordance with the terms and conditions of this Agreement (including but not limited to the Environmental Report), Borrowers shall have caused such other Person to do so;

(i) Borrowers have implemented a hedging and commodity pricing risk management program satisfactory to Lender in its sole and absolute discretion pursuant to the Permitted Swap Agreement;

at all times after the implementation of the initial hedging and commodity pricing risk management program pursuant to Section 9.3(i) above, Lenders shall be satisfied in its sole discretion with Borrowers' hedging and commodity pricing risk management program and its implementation pursuant to the Permitted Swap Agreement; and

(k) Borrowers shall have delivered to Lender the financial statements described in Section 4.1(g) and such financial statements are acceptable to Lender; provided that, upon the delivery of such financial statements to Lender, (i) such financial statements will be deemed to have been delivered to Lender and made part of this Agreement as of the Closing Date and (it) the representation set forth in Section 4.1(g) will be deemed to have been made by Borrowers as of the Closing Date.

ARTICLE X

EVENTS OF DEFAULT AND REMEDIES

Section 10.1Events of Default. Each of the following events constitutes an
Unmatured Event of Default under this Agreement:

(a) Borrowers fail to pay any Obligation for principal or interest owing under the Note when the same is due and payable, whether at a date for the payment of an installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;

(b) Projected Net Revenue attributable to Proved Reserves, based on any of the Reserve Reports to be delivered to Lender after the Closing Date (after being adjusted to incorporate Lender's then-current assumptions with respect to pricing, Expenses, discount rates and hedges under Permitted Swap Agreements) is insufficient to fully amortize the Loans by their stated maturity;

(c)Any Loan Document at any time ceases to be valid, binding and enforceable against any Borrower for any reason other than its release or subordination

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made with the consent of Lender; or any Borrower or General Partner assert that any Loan Document to which it is a Party is not valid, binding and enforceable against any Borrower or General Partner;

(d) Borrowers fail to duly observe, perform or comply with any covenant set forth in Section 7.2;

(e) Any "Event of Default" (as defined in the Security Document) (other than an event which is referred to in. subsections (a) through (d) above) occurs under the Security Document, and the same is not remedied within the applicable period of grace (if any) provided in such Security Document;

(f) Borrowers fail (other than as referred to in subsections (a) through (e) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document, and such failure is not remedied within thirty (30) days of the time at which Borrowers receive notice from Lender or otherwise knows or should have known of such failure;

(g) Any representation or warranty previously, presently or hereafter made in writing by or on behalf of Borrowers in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made;

(h) Any Lien against the Property, resulting from a Tax Claim or otherwise, for $50,000 or more is asserted against any Borrower and such claim is not withdrawn, formally disputed in good faith, or otherwise disposed of within ninety days (90) thereafter;

Subject to Permitted Encumbrances, Lender shall at any time not have a perfected first priority Lien on all or any part of the Collateral;

Except in connection with Borrowers' sale of a Promoted Interest in accordance with Section 11.13 below, Borrowers' Working Interest in the Properties increases or its Net Revenue Interest in the Properties decreases from the interests set forth in Exhibit "A" without the prior written consent of Lender;

(k)Any Borrower:

(i) has entered against it a judgment, decree or order for relief by a court of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it; or

(ii) commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such law; or makes a

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general assignment for the benefit of creditors; or fails generally to pay (or admits in writing its inability to pay) Debts as such Debts become due; or takes action to authorize any of the foregoing; or

(iii) suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets or of any part of the Collateral in a proceeding brought against or initiated by it, or such appointment or taking possession is at any time consented to, requested by or acquiesced to by it; or

(iv) suffers the entry against it of a final judgment for the payment of money in excess of $100,000, unless the same is discharged within thirty (30) days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

(v) suffers a writ or warrant of attachment or any similar process to be issued by any court against all or any substantial part of its assets or any part of the Collateral, and such writ or warrant of attachment or any similar process is not stayed or released within thirty (30) days after the entry or levy thereof or after any stay is vacated or set aside; or

(vi) fails to pay any Debt in excess of $150,000 (other than the Obligations) or any interest or premium thereon, when due (whether at scheduled maturity or by acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to any such Debt or any other event shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate or to permit the acceleration of, the maturity of such Debt, or if, as the result of such a default, any such Debt shall be declared to be due and payable, or is required to be prepaid, prior to the stated maturity thereof; or

(vii) fails to perform its obligations under the Overriding Royalty Interest Conveyance or any Permitted Swap Agreement and such failure continues beyond any applicable grace period set forth therein; or

(1)a Change of Control occurs with regard to any Borrower General Partner;

(m) any Borrower that is or becomes the Operator of any of the Properties ceases to be the Operator of such Properties without the prior written consent of Lender;

(n) Borrower fails to deliver the Environmental Report on or before the 90th day following Closing;

(o) Borrower fails to implement pursuant to the Permitted Swap Agreement a hedging and commodity pricing risk management program satisfactory to Lender on or before the 10th day following Closing; or

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(p) the counterparty under any Permitted Swap Agreement fails to consent to the making of any Loan advance to the extent the consent of such counterparty is required pursuant to the Intercreditor Agreement; and

upon the delivery of written notice to Borrowers by Lender and the continuation of such Unmatured Event of Default after the expiration of any applicable cure period, such Unmatured Event of Default shall constitute an Event of Default; provided, however, the occurrence of any of the events described in Section 10.1(k)(i), (k)(ii) or (k)(iii) above will constitute an Event of Default without regard to whether Lender provides written notice to Borrowers.

Section 10.2 AccelerationAutomatic Acceleration. Upon the occurrence of an Event of Default described in Section 10.1(k)(0, (k)(ii) or (k)(iii), all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrowers and each obligor who at any time ratifies or approves this Agreement. After any acceleration under this subsection, any obligation of Lender to make any further Loans or advances of any kind under any Loan Document shall at the option of Lender be permanently temfinated.

(b) Other Acceleration. Upon the occurrence and during the continuance of any Event of Default not described in the preceding. Section 10.2(a), Lender may at any time and from time to time and without notice to Borrowers, except as may otherwise be required hereunder, declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrowers.

Section 10.3 Remedies. If any Event of Default shall occur and be continuing, Lender's obligation to make any Loan(s) shall be suspended, and Lender may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document, and Lender may enforce the payment of any Obligations due or enforce any other legal or equitable right. All rights, remedies and powers conferred upon Lender under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at law or in equity. If any Unmatured Event of Default shall occur and be continuing, Lender's obligation to make any Loans shall be suspended, so long as any such Unmatured Events of Default or resulting Events of Default is continuing.

Section 10.4 Indemnity_ Borrowers agree to indemnify Lender, upon demand, from and against any and all liabilities, obligations, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, experts and advisors) of any kind or nature whatsoever (in this Section 10.4 collectively called "liabilities and costs") which to any extent (in whole or in part) may be imposed on, incurred by or asserted against Lender growing out of, resulting from or in any other

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way associated with any of the Collateral, the Loan Documents or the transactions and events including, without limitation, the enforcement or defense thereof at any time associated therewith or contemplated therein (including any violation or noncompliance with any Environmental Laws by any Person or any liabilities or duties of any Person with respect to Hazardous Materials found in or released into the environment). THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY LENDER PROVIDED ONLY THAT NO PERSON SHALL BE ENTITLED UNDER THIS SECTION 10.4 TO RECEIVE INDEMNIFICATION FOR THAT PORTION, IF ANY, OF ANY LIABILITIES AND COSTS WHICH IS CAUSED BY LENDER'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. As used in this Section 10.4, the term "Lender" shall refer not only to the Person designated as such in Section 1.1, but also to its lender(s) and members and, with respect to each of the foregoing, each director, officer, agent, attorney, employee, representative and Affiliate of such Person.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Waivers and Amendments; Acknowledgments and Admissions.Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by Lender in exercising any right, power or remedy which Lender may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by Lender of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed by Lender, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on Borrowers shall in any case of itself entitle
Borrowers to any other or further notice or demand in similar or other circumstances. This Agreement and the other Loan Documents set forth the entire understanding and agreement of the parties hereto and thereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

(a) Acknowledgments and Admissions. Each Borrower hereby represent, warrant and acknowledge that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) it has made independent decisions to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Lender, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iii) there are no representations, warranties, covenants, undertakings or agreements by Lender to Borrowers as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iv) Lender owes no fiduciary duty to Borrowers with respect to any Loan Document or the

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transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between Borrowers, on one hand, and Lender, on the other hand, is and shall be solely that of debtor and creditor, respectively; (vi) no partnership or joint venture exists with respect to the Loan Documents between. Borrowers and Lender, (vii) should an Event of Default or Unmatured Event of Default occur or exist Lender will determine in its sole discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (viii) without limiting any of the foregoing, no Borrower is relying upon any representation or covenant by Lender, or any representative thereof, and no such representation or covenant has been made, that Lender will, at the time of an Event of Default or Unmatured Event of Default, or at any other time, waive, negotiate, discuss or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Unmatured Event of Default or any other provision of the Loan Documents, and (ix) Lender has relied upon the truthfulness of the acknowledgments in this Section 11.1(b) in deciding to execute and deliver this Agreement and to make the Loans.

THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS SUPERCEDE THAT CERTAIN TERM SHEET DATED ON OR ABOUT FEBRUARY 6, 2006, EXECUTED BY PARENT AND LENDER.

Section 11.2 Assignments; Survival of Agreements; Cumulative Nature. Lender may assign and/or transfer a portion or all of its rights and privileges under the Loan Documents at any time and from time to time, including, but not limited to, any collateral assignment to secure any indebtedness of Lender to any other Person and shall provide written notice thereof to Borrowers_ Any assignee of any of Lender's rights under any of the Loan Documents shall be subrogated to any related rights and remedies that Lender may exercise against Borrowers. All of the various representations, warranties, covenants and agreements of Borrowers in the Loan Documents shall survive the execution and delivery of this Ageement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Note and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to Lender and all of Lender's obligations to Borrowers are terminated. The representations, warranties and covenants made by Borrowers in the Loan Documents, and the rights, powers and privileges granted to Lender in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify or otherwise reduce the benefit to Lender of any such representation, warranty, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty or covenant herein contained shall apply to any similar representation, warranty or covenant contained in any other Loan Document, and each such similar representation, warranty or

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covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Loan Documents.

Section 113 Notices. All notices, requests, consents, demands and other communications required or permitted under any Loan Document shall be in writing, unless otherwise specifically provided in such Loan Document, and shall be deemed sufficiently given or furnished if delivered by personal delivery, by telecopy, by delivery service with proof of delivery or by registered or certified United States mail, postage prepaid, (unless changed by similar notice in writing given by the particular Person whose address is to be changed). Any such notice or communication shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of delivery at the address and in the manner provided herein, (b) in the case of telecopy, upon receipt, or (c) in the case of registered or certified United States mail three (3) Business Days after deposit in the mail.

For delivery to Borrowers:

Westside Energy Production Company, LP Attn: Jimmy Wright
4400 Post Oak Parkway, Suite 2530 Houston, Texas 77027
Telephone: (713) 979-2660
Telecopy: (713) 979-2665

with copies to:

Greenberg Traurig, LLP Attn: Doug Atnipp

1000 Louisiana, Suite 1800 Houston, Texas 77002 Telephone: (713) 374-3515 Telecopy: (713) 374-3505

For delivery to:Lender:

GasRock Capital LLC
Attn: Marshall Lynn Bass
1 Houston Center
1221 McKinney St., Suite 3180 Houston, Texas 77010-2026 Telephone: (713) 300-1400 Telecopy: (713) 300-1401

with copies to:

Porter & Hedges, L.L.P. Attn: Ephraim del Pozo 1000 Main Street, 36th Floor Houston, Texas 77002

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Telephone: (713) 226-6660 Telecopy: (713) 226-6260

Section 11.4 Parties in Interest; Transfers. All grants, covenants and agreements contained in the Loan Documents shall bind and inure to the benefit of the parties thereto and their respective successors and assigns; provided, however, that no Borrower shall assign or transfer any of its rights or delegate any of its duties or obligations under any Loan Document without the prior written consent of Lender. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

Section 11.5 Governing Law; Submission to Process. Except to the extent that the law of another jurisdiction is expressly elected in a Loan Document, the Loan Documents shall be deemed contracts and instruments made under the laws of the State of Texas and shall be construed and enforced in accordance with and governed by the laws of the State of Texas, without regard to principles of conflicts of law. This Agreement has been entered into in Houston, Texas and shall be performable for all purposes in Harris County, Texas. Subject to the provisions of Article XII, courts within the State of Texas shall have jurisdiction over any and all disputes between any Borrower and Lender, whether in law or equity, including, but not limited to, any and all disputes arising out of or relating to this Agreement or any other Loan Document; and venue in any such dispute whether in federal or state court shall be laid in Harris County, Texas.

Section 11.6 Limitation on Interest. Lender, Borrowers and any other parties to any Loan Documents intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof, the parties stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. No Borrower nor any present or future guarantors, endorsers or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this Section 11.6 shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. Lender expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) Lender or any other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all such sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at Lender's or such holder's option, promptly returned to Borrowers or the other payor thereof upon such determination. In determining whether or not

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the interest paid or payable under any specific circumstance exceeds the maximum amount permitted under applicable law, Lender and Borrowers (and any other payors thereof) shall to the greatest extent pemiitted under applicable law, (x) characterize any non-principal payment as an expense, fee or premium rather than as interest, (y) exclude voluntary prepayments and the effects thereof, and (z) amortize, prorate, allocate and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully charge the maximum amount of interest permitted under applicable law.

Section 11.7 Termination; Limited Survival. In their sole and absolute discretion, Borrowers and Lender may each, at any time that no Obligations are owing, elect in a notice delivered to the other to terminate this Agreement. Upon receipt of such a notice, if no Obligations are then owing, this Agreement and all other Loan Documents shall thereupon be terminated and the parties thereto released from any prospective obligations thereunder. Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by Borrowers or Lender in any Loan Documents, and any obligations which any Person may have to indemnify or compensate Lender shall survive any termination of this Agreement or any other Loan Document. At the request and expense of Borrowers, Lender shall prepare and execute all necessary instruments to reflect and effect such teiiiiination of the Loan Documents; provided, however, that nothing in this Section 11.7 shall affect any and all continuing rights, validity and enforceability of the ORRI.

Section 11.8 Severability. If any teiin or provision of any Loan Document shall be deteimined to be illegal or unenforceable, all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

Section 11.9 Counterparts. This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement.

SCction 11.10 Further Assurances. The parties agree (a) to furnish upon request to each other such information, (b) to execute and deliver to each other such documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Loan Documents.

Section 11.11 Waiver of Jury Trial, Punitive Damages, Etc. EACH BORROWER AND LENDER HEREBY (a) KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, BEFORE OR AFTER MATURITY; (b) IRREVOCABLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY LAW ANY RIGHT THEY MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR DAMAGES OTHER THAN, OR IN ADDITION TO,

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ACTUAL DAMAGES; (c) CERTIFY THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (d) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 11.11.

Section 11.12 Controlling Provision Upon Conflict. Except as may be expressly provided otherwise herein, in the event of a conflict between the provisions of this Agreement and those of any other Loan Document or any other instrument referred to herein or executed in connection with this Agreement, the provisions of this Agreement shall control.

Section 11.13 Promotional Sale of Leases; Etc.Sale of Promoted Interest. Subject to the other terms and conditions of this Section 11.13 and if no Event of Default exists, Borrowers may, from time to time and prior to the spudding of a well on an undeveloped Lease or Unit, sell, convey, or otherwise transfer ("Sell") for cash or other valuable consideration (each transaction being a "Sale") pursuant to an Industry Agreement one or more interests in such undeveloped Lease or Unit (each a "Promoted Interest") to any Person other than Parent or an Affiliate of Parent or either Borrower; provided, however, that Borrowers shall not be authorized to Sell a Promoted Interest under this Section 11.13 if, after giving effect to the contemplated Sale, (i) Borrowers' remaining Net Revenue Interest in the applicable Lease or Unit would be less than 50% of its Net Revenue Interest in such Lease or Unit immediately prior to such Sale or (ii) Borrowers' remaining Working Interest in such Lease or Unit would be less than 25%.

(a) Proceeds from Sale of Promoted Interests. Notwithstanding Section 11.13(a) above, Borrower shall promptly (and in any event within one Business Day following its receipt thereof) deposit all Gross Promotional Proceeds in the Lockbox. Borrowers authorize Lenders to retain such Gross Proceeds in the Lockbox until disbursed pursuant to Section 11.13(c) below. Promptly following the completion or abandonment of a Promoted Well, Borrowers shall deliver to Lenders a certificate (the "Promoted Well Cost Certificate"), signed by an authorized officer of each Borrower, setting forth in reasonable detail (and supported by documentation acceptable to Lender) Borrowers' calculation of the Promoted Well Drilling Costs and the Net Promotional Proceeds, if any, for such Promoted Well.

(b) Return of Drilling Costs. Following Lender's approval of the Promoted Well Cost Certificate, Lender will return to Borrower the lesser of (i) the Gross Promotional Proceeds on deposit in the Lockbox with respect to such Promoted Well or (ii) the Promoted Well Drilling Costs related to such Promoted Well.

(c) Disbursement of Net Promotional Proceeds. Following the disbursement of the amount described in Section 11.13(c) above, Borrowers irrevocably authorize and direct Lender to disburse the Net Promotional Proceeds, if any, as follows:

(i) eighty-five percent (85%) to Lender to be applied as a prepayment of the Obligations; and

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(ii) fifteen percent (15%) to Borrowers to be used in accordance with this Agreement.

(d) Lender's ORRI on Promoted Interests. Notwithstanding Borrowers' Sale of a Promoted Interest pursuant to this Section 11.13, Lender will be entitled to receive and Borrowers shall convey to Lenders the ORRI in accordance with Section 8.4 above, proportionately reduced to the highest Working Interest to which Borrower is or may become entitled pursuant to the terms and conditions of the Industry Agreement pursuant to which such Promoted Interest was Sold.

(e) Partial Release of Lien on Promoted Interests. To the extent Borrowers Sell a Promoted Interest in accordance with the terms and conditions of this Section 11.13, Lender agrees, upon the written request of Borrowers, to promptly execute and deliver to Borrowers a mutually acceptable release of Lender's Lien on such Promoted Interest.

ARTICLE XII

ARBITRATION

Section 12.1 Arbitration.Borrowers and Lender and any other obligor party (the "parties") will attempt in good faith to resolve any controversy or dispute arising out of or relating to this Agreement, the Loan Documents or Collateral promptly by negotiations between themselves. The negotiation process may be started by the giving of written notice by any party to the other parties in accordance with the terms of Section 11.3, and the parties agree to negotiate in good faith, and select an independent mediator to facilitate the negotiations and conduct up to eight consecutive hours of mediated negotiations in Houston, Texas within 30 days after the notice is first sent. If, within 10 days after the initial notice, the parties are not able to agree upon a mediator, the party originally giving the notice shall promptly notify American Arbitration Association ("AAA"), 1331 Lamar, Suite 1180, Houston, Texas 77010, (713) 739-1302. AAA will promptly designate a mediator who is independent and impartial, and AAA's decision about the identity of the mediator will be final and binding.

(a) No arbitration may be commenced by any party unless and until a negotiation complying with the foregoing paragraph has been completed, and no litigation or other proceeding may ever be instituted at any time in any court for the purpose of adjudicating, interpreting or, except as may be set forth in Section 12.1(h), enforcing any rights or obligations of the parties hereto or any rights or obligations relating to the subject matter hereof, whether or not covered by the express terms of this Agreement, or for the purpose of adjudicating a breach or determination of the validity of this Agreement, or for the purpose of appealing any decision of an arbitrator.

(b) If a controversy or dispute is not resolved after completion of the negotiation process described above, then, upon notice by any party to the other parties (an "Arbitration Notice") and to AAA, the controversy or dispute shall be submitted to an arbitration panel for binding arbitration in Houston, Texas, in accordance with AAA's Commercial Arbitration Rules (the "Rules"). The parties agree that they will faithfully observe this Agreement and the Rules and that they will abide by and perform any award

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rendered by the arbitration panel. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1-16 (or by the same principles enunciated by such Act in the event it may not be technically applicable). The award or judgment of the arbitration panel shall be final and binding on all parties and judgment upon the award or judgment of the arbitration panel may be entered and enforced by any court having jurisdiction. If any party becomes the subject of a bankruptcy, receivership or other similar proceeding under the laws of the United States of America, any state or commonwealth or any other nation or political subdivision thereof, then, to the extent permitted or not prohibited by applicable law, any factual or substantive legal issues arising in or during the pendency of any such proceeding shall be subject to all of the foregoing mandatory mediation and arbitration provisions and shall be resolved in accordance therewith. The agreements contained herein have been given for valuable consideration, are coupled with an interest and are not intended to be executory contracts. The fees and expenses of the arbitration panel will be shared by all parties engaged in the dispute or controversy on a basis determined to be fair and equitable by the arbitrator, taking into account the relative fault of each party, the relative credibility and merit of all claims and defenses made by each party and the cooperation, speed and efficiency of each party in conducting the arbitration proceedings and complying with the Rules and with orders and requests of the arbitrator.

(c) Promptly after the Arbitration Notice is given, each party will select an independent and impartial arbitrator who will in turn select an independent and impartial third arbitrator (each such arbitrator must be experienced or have extensive familiarity with the oil and gas industry). If the arbitrators selected by the parties are unable to agree on a third arbitrator, then one of the parties shall notify AAA and AAA shall select the third arbitrator with oil and gas industry experience or familiarity. The decision of AAA with respect to the selection of the arbitrator will be final and binding in such case. Such three arbitrators will constitute the arbitration panel.

(d) Within 10 days after the selection of the arbitration panel, the parties and their counsel will appear before the arbitration panel at a place and time in Houston, Texas, as may be designated by the arbitration panel for the purpose of each party making a one hour or less presentation and summary of the case. Thereafter, the arbitration panel will set dates and times for additional hearings until the proceeding is concluded. The desire and goal of the parties is, and the arbitration panel will be advised that its goal should be, to conduct and conclude the arbitration proceeding as expeditiously as possible. If any party or his counsel fails to appear at any scheduled hearing, the arbitration panel shall be entitled to reach a decision based on the evidence which has been presented to it by the parties who did appear. Any arbitral award may be confirmed by a Texas state court.

(e) Any arbitral award may be enforced in the courts of the state of Texas or of the United States of America for the Southern District of Texas, and, by execution and delivery of this Agreement, the parties hereby accept for themselves and in respect of their property, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts for said purpose and the parties hereby irrevocably waive to the fullest extent permitted by law any objection, including without limitation, any objection to the

921356_11

laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions_

(0 The arbitration panel will have no authority to award punitive or other damages not measured by the prevailing party's actual damages and may not, in any event, make any ruling, finding, or award that does not conform to the terms and conditions of this Agreement.

(g) The provisions of this Section 12.1 relating to arbitration of disputes shall not apply to litigation that is instituted for the sole purpose of either: (i) compelling a party to submit to arbitration in accordance with the provisions of this Section 12.1, (ii) obtaining enforcement of any award or judgment of the arbitrator(s) issued pursuant to this Section 12.1, or (iii) Lender's enforcement of any rights or remedies under this Agreement or any Security Documents arising out of an Event of Default.

ARTICLE XIII

NOTICE TO BORROWERS

THIS WRITTEN CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BETWEEN THE PARTIES REPRESENT THE FINAL EXPRESSION OF THE AGREEMENTS BETWEEN THE PARTIES. THIS WRITTEN CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BETWEEN , THE PARTIES MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.

THERE ARE NO UNWRITTEN, ORAL AGREEMENTS BETWEEN THE PARTIES.

[signature page follows]

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IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

921350_11.DOC

[Missing Graphic Reference]
B
BORROWERS:

Westside Energy Production Company, LP, a Texas limited partnership

By: Westside Energy GP, L.L.C.

By:

Westside Energy Operating Company, LP,

By: Westside Energy GP, L.L.C.
a Texas limited liability company,
its general partner

[Missing Graphic Reference]
By:
GUARANTOR:

[Missing Graphic Reference]

By:
LENDER:

GasRock Capital LLC,
a Delaware limited liability company